PUTNAM INVESTMENT GRADE MUNICIPAL TRUST II

                    Amendment No. 1 to By-laws - - Statement
                             creating two series of
                           Remarketed Preferred Shares

         WHEREAS, Section 1 of Article III of the Agreement and Declaration of Trust dated October 2, 1992 of Putnam Investment Grade Municipal Trust II (the "Declaration of Trust"), a copy which is on file in the Office of the Secretary of State of The Commonwealth of Massachusetts, provides that the Trustees may, without shareholder approval, authorize one or more classes of shares (which classes may be divided into two or more series), shares of each such class or series having such preferences, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption, as the Trustees may determine and as shall be set forth in the By-laws); and

         WHEREAS, pursuant to authority expressly vested in the Trustees of the Trust by Section 1 of Article III of the Declaration of Trust, the Trustees have authorized, in addition to the Trust's common shares, a class of 1,260 preferred shares of which 1,260 shares are now to be issued divided into one series of 630 shares and one series of 630 shares of its authorized preferred shares, without par value, liquidation preference $50,000 per share plus accumulated but unpaid dividends thereon, if any (whether or not earned or declared), designated respectively Remarketed Preferred Shares, Series A and Remarketed Preferred Shares, Series B.

         NOW, THEREFORE, the By-laws of Putnam Investment Grade Municipal Trust II are hereby amended as follows:

         1.       ARTICLE 12 shall be redesignated as ARTICLE 13.

         2.       A new ARTICLE 12 shall be added as follows:

                                   ARTICLE 12

                          Shares of Beneficial Interest

12. The Trust has an unlimited number of Common Shares, without par value, which may be issued from time to time by the Trustees of the Trust.

     12.1     STATEMENT CREATING TWO SERIES OF REMARKETED PREFERRED SHARES.

                                     PART I.

                                   DESIGNATION

         SERIES A: A series of 630 shares of preferred shares, without par value, liquidation preference $50,000 per share plus accumulated but unpaid dividends, if any, thereon (whether or not earned or declared), is hereby designated "Remarketed Preferred Shares, Series A" and is referred to below as "Series A RP-Registered Trademark-". Each share of Series A RP shall be issued on a date to be determined by the Trustees of the Trust or a duly authorized committee thereof; have such initial dividend rate as shall be determined in advance of the issuance thereof by the Trustees, by any duly authorized committee thereof or by any of the President, the Vice Chairman, any Executive Vice President or the Treasurer of the Trust; have an Initial Dividend Period and an Initial Dividend Payment Date to be determined by the Trustees of the Trust, by a duly authorized committee thereof or by any of the President, the Vice Chairman, any Executive Vice President or the Treasurer of the Trust; be redeemed (unless such share shall have been otherwise redeemed pursuant to paragraph 4 of Part I of this Section 12.1 by the Trust on a date to be determined by the Trustees of the Trust) at the option of the Trust at a redemption price of $50,000 per share plus accumulated but unpaid dividends to the date fixed for redemption (whether or not earned or declared) plus the premium, if any, resulting from the designation of a Premium Call Period; and have such other preferences, limitations and relative voting rights, in addition to those required by applicable law or set forth in the Trust's Declaration of Trust applicable to preferred shares of the Trust, as are set forth in Part I and Part II of this
Section 12.1. Series A RP shall constitute a separate series of preferred shares of the Trust, and each share of Series A RP shall be identical except as provided in paragraph 4 of this Part I of this Section 12.1.

         SERIES B: A series of 630 shares of preferred shares, without par value, liquidation preference $50,000 per share plus accumulated but unpaid dividends, if any, thereon (whether or 1not earned or declared), is hereby designated "Remarketed Preferred Shares, Series B" and is referred to below, as "Series B RP-Registered Trademark-". The Series A RP and Series B RP are sometimes referred to below as the "RP-Registered Trademark-". Each share of Series B RP shall be issued on a date to be determined by the Trustees of the Trust or a duly authorized committee thereof; have such initial dividend rate as shall be determined in advance of the issuance thereof by any of the Trustees, by any duly authorized committee thereof or by any of the President, the Vice Chairman, any Executive Vice (R)President or the Treasurer of the Trust; have an Initial Dividend Period and Initial Dividend

----------------
-Registered Trademark-Registered trademark of Merrill Lynch & Co., Inc.

Payment Dates to be determined by the Trustees of the Trust, by a duly authorized committee thereof or by any of the President, the Vice Chairman, any Executive Vice President or the Treasurer of the Trust; be redeemed (unless such share shall have been otherwise redeemed pursuant to paragraph 4 of Part I of this Section 12.1 by the Trust on a date to be determined by the Trustees of the Trust) at the option of the Trust at a redemption price of $50,000 per share plus accumulated but unpaid dividends to the date fixed for redemption (whether or not earned or declared) plus the premium, if any, resulting from the designation of a Premium Call Period; and have such other preferences, limitations and relative voting rights, in addition to those required by applicable law or set forth in the Trust's Declaration of Trust applicable to preferred shares of the Trust, as are set forth in Part I and
Part II of this Section 12.1. The Series B RP shall constitute a separate series of preferred shares of the Trust, and each share of Series B RP shall be identical except as provided in paragraph 4 of this Part I of this Section 12.1.

1. (a) DEFINITIONS. Unless the context or use indicates another or different meaning or intent, in this Section 12.1 the following terms have the following meanings, whether used in the singular or plural:

         "AA Composite Commercial Paper Rate," on any date of determination, means (i) the Interest Equivalent of the rate on commercial paper placed on behalf of issuers whose corporate bonds are rated "AA" by S&P or "Aa" by Moody's or the equivalent of such rating by another nationally recognized rating agency, as such rate is made available on a discount basis or otherwise by the Federal Reserve Bank of New York for the Business Day immediately preceding such date, or (ii) in the event that the Federal Reserve Bank of New York does not make available such a rate, then the arithmetic average of the Interest Equivalent of the rate on commercial paper placed on behalf of such issuers, as quoted on a discount basis or otherwise by the Commercial Paper Dealers to the Remarketing Agents for the close of business on the Business Day immediately preceding such date. If one of the Commercial Paper Dealers does not quote a rate required to determine the "AA" Composite Commercial Paper Rate, the "AA" Composite Commercial Paper Rate will be determined on the basis of the quotation or quotations furnished by any Substitute Commercial Paper Dealer or Substitute Commercial Paper Dealers selected by the Trust to provide such rate or rates not being supplied by the Commercial Paper Dealer. If the number of Dividend Period days (in each case determined without regard to any adjustment in the length of a Dividend Period or in the remarketing schedule in respect of non-Business Days, as provided herein) shall be (i) 7 or more but fewer than 49 days, such rate shall be the Interest Equivalent of the 30-day rate on such commercial paper;
(ii) 49 or more but fewer than 70 days, such rate shall be the Interest Equivalent of the 60-day rate on such commercial paper; (iii) 70 or more days but fewer than 85 days, such rate shall be the arithmetic average of the Interest Equivalent on the 60-day and 90-day rates on such commercial paper;
(iv) 85 or more days but fewer than 99 days, such rate shall be the Interest Equivalent of the 90-day rate on such commercial paper; (v) 99 or more days but fewer than 120 days, such rate shall be the arithmetic average of the Interest Equivalent of the 90-day and 120-day rates on such commercial paper;
(vi) 120 or more days but fewer than 141 days, such rate shall be the Interest Equivalent of the 120-day rate on such commercial paper; (vii) 141 or more days but fewer than 162 days, such rate shall be the arithmetic average of the Interest Equivalent of the 120-day and 180-day rates on such commercial paper; and (viii) 162 or more days but fewer than 183 days, such rate shall be the Interest Equivalent of the 180-day rate on such commercial paper.

         "Accountant's Confirmation" has the meaning set forth in paragraph 8(g) of this Part I.

         "Additional Dividend" has the meaning set forth in paragraph 3(k) of this Part I.

         "Adviser" means the Trust's investment manager which is The Putnam Management Company, Inc.

         "Agent Member" means a member of the Securities Depository that will maintain records for a Beneficial Owner of one or more shares of RP.

         "Alternate Treasury Bill Rate" has the meaning set forth under "U.S. Treasury Bill Rate" below.

         "Alternate Treasury Note Rate" has the meaning set forth under "U.S. Treasury Note Rate" below.

         "Anticipation Notes" shall mean the following Municipal Bonds: revenue anticipation notes, tax anticipation notes, tax and revenue anticipation notes, grant anticipation notes and bond anticipation notes.

         "Applicable Dividend Rate" means, with respect to the Initial Dividend Period, the rate of dividend per annum established by the Trustees, by a duly authorized committee thereof or by any of the President, the Vice Chairman, any Executive Vice President or the Treasurer of the Trust and, for each subsequent Dividend Period, means the rate of dividend per annum that
(i) except for a Dividend Period commencing during a Non-Payment Period, will be equal to the lower of the rate of dividend per annum that the Remarketing Agents advise results on the Remarketing Date preceding the first day of such Dividend Period from implementation of the remarketing procedures set forth in Part II hereof and the Maximum Dividend Rate or (ii) for each Dividend Period commencing during a Non-Payment Period, be equal to the Non-Payment Period Rate.

         "Applicable Percentage" has the meaning set forth under "Maximum Dividend Rate" below.

         "Authorized Newspaper" means a newspaper of general circulation in the English language generally published on Business Days in The City of New York.

         "Beneficial Owner" means a person that is listed as the beneficial owner of one or more shares of RP in the records of the Paying Agent or, with respect to any share of RP not registered in the name of the Securities Depository on the share transfer books of the Trust, the person in whose name such share is so registered.

         "Business Day" means a day on which the New York Stock Exchange, Inc. is open for trading, and which is not a day on which banks in The City of New York are authorized or obligated by law to close.

         "By-laws" means these By-laws of the Trust, as amended from time to time.

         "Certificate of Minimum Liquidity" has the meaning set forth in paragraph 9(b) of this Part I.

         "Closing Transactions" has the meaning set forth in paragraph 12(a) of this Part I.

         "Code" means the Internal Revenue Code of 1986, as amended from time to time.

         "Commercial Paper Dealers" means Merrill Lynch, Pierce, Fenner & Smith Incorporated and such other commercial paper dealer or dealers as the Trust may from time to time appoint, or, in lieu of any thereof, their respective affiliates or successors.

         "Common Shares" means the common shares of beneficial interest, without par value, of the Trust.

         "Date of Original Issue" means, with respect to any share of RP or Other RP, the date on which the Trust originally issues such share.

         "Declaration of Trust" means the Agreement and Declaration of Trust dated October 2, 1992 of the Trust on file with the Secretary of State of The Commonwealth of Massachusetts.

         "Deposit Securities" means cash and Municipal Bonds rated at least AAA, A-1+ or SP-1+ by S&P.

         "Discounted Value" means (i) with respect to an S&P Eligible Asset, the quotient of the Market Value thereof divided by the applicable S&P Discount Factor and (ii) with respect to a Moody's Eligible Asset, the lower of par and the quotient of the Market Value thereof divided by the applicable Moody's Discount Factor.

         "Dividend Coverage Amount," as of any Valuation Date, means (A)(i) the aggregate amount of cash dividends that will accumulate on all shares of RP and Other RP, in each case to (but not including) the Business Day following the first Dividend Payment Date for any series of RP that follows such Valuation Date plus (ii) the aggregate amount of all liabilities existing on such Valuation Date which are payable on or prior to the Business Day following such first Dividend Payment Date less (B) the sum of (i) the combined Market Value of Deposit Securities irrevocably deposited with the Paying Agent for the payment of cash dividends on all shares of RP and other RP, (ii) the book value of receivables for Municipal Bonds sold as of or prior to such Valuation Date, if such receivables are due within five
Business Days of such Valuation Date and in any event on or prior to such Dividend Payment Date, and (iii) interest on Municipal Bonds owned by the Trust which is scheduled to be paid on or prior to such Dividend Payment Date.

         "Dividend Coverage Assets," as of any Valuation Date, means Deposit Securities with maturity or tender payment dates not later than the day preceding the Business Day following the first Dividend Payment Date for RP that follows such Valuation Date.

         "Dividend Payment Date," with respect to RP, means, (i) with respect to the Initial Dividend Period for Series A RP, the Initial Dividend Payment Date for such series and with respect to the Initial Dividend Period for Series B RP, the Initial Dividend Payment Dates for such series; (ii) with respect to any 28-day Dividend Period and any Short Term Dividend Period of 35 or fewer days, the day next succeeding the last day thereof; and (iii) with respect to any Short Term Dividend Period of more than 35 days and with respect to any Long Term Dividend Period, the first day of each calendar month during such Short Term Dividend Period or Long Term Dividend Period and the day next succeeding the last day of such period (each such date referred to in clause (i), (ii) or (iii) being herein referred to as a "Normal Dividend Payment Date"), except that if such Normal Dividend Payment Date is not a Business Day, then (i) the Dividend Payment Date shall be the first Business Day next succeeding such Normal Dividend Payment Date if such Normal Dividend Payment Date is a Saturday, Sunday, Monday, Tuesday, Wednesday or Thursday, or (ii) the Dividend Payment Date shall be the first Business Day next preceding such Normal Dividend Payment Date if such Normal Dividend Payment Date is a Friday, and in each case the length of the current Dividend Period will be adjusted accordingly, if necessary. If, however, in the case of clause (ii) in the preceding sentence, the Securities Depository shall make available to its participants and members in funds immediately available in New York City on Dividend Payment Dates the amount due as dividends on such Dividend Payment Dates (and the Securities Depository shall have so advised the Trust), and if the Normal Dividend Payment Date is not a Business Day, then the Dividend Payment Date shall be the next succeeding Business Day and the length of the current Dividend Period will be adjusted accordingly, if necessary. Although any particular Dividend Payment Date may not occur on the originally scheduled date because of the exceptions discussed above, the next succeeding Dividend Payment Date, subject to such exceptions, will occur on the next following originally scheduled date. If for any reason a Dividend Payment Date cannot be fixed as described above, then the Trustees shall fix the Dividend Payment Date and the length of the current Dividend Period will be adjusted accordingly, if necessary. The Initial Dividend Period, 28-day Dividend Periods and Special Dividend Periods are hereinafter sometimes referred to as "Dividend Periods". Each dividend payment date determined as provided above is hereinafter referred to as a "Dividend Payment Date."

         "Dividend Period" means with respect to any share of RP, the initial Dividend Period for such share and thereafter a period which shall commence on each (but not the final) Dividend Payment Date for such share; PROVIDED HOWEVER, that any Dividend Payment Date occurring after commencement of and during a Special Dividend Period of more than 35 days, other than the last Dividend Payment Date during such Dividend Period, will not give rise to a new Dividend Period. Subject to the adjustment of Dividend Payment Dates as provided elsewhere herein, each such subsequent Dividend Period for such share will be comprised of, beginning with and including the day upon which it commences, 28 consecutive days; or in the case of a Special Dividend Period, the number of consecutive days as shall be specified by the Trustees in accordance with the provisions set forth in paragraph 3(j) of this Part I at the time the Trustees designate a Special Dividend Period. Notwithstanding the foregoing, any adjustment of the remarketing schedule or the length of a Dividend Period as provided herein shall also cause an adjustment of the relevant Settlement Date, if necessary, so that such Settlement Date will be the first day of the next Dividend Period.

         "First Initial Dividend Payment Date" means, in the case of Series B RP, March 1, 1993.

         "Forward Commitments" shall have the meaning specified in paragraph 12(c) of this Part I.

         "Gross-Up Tax Rate" has the meaning set forth in paragraph 3(k) of this Part I.

         "Holder" means, with respect to any share of RP, the person whose name appears on the share transfer books of the Trust as the registered holder of such share.

         "Independent Accountant" means a nationally recognized accountant, or firm of accountants, that is, with respect to the Trust, an independent public accountant or firm of independent public accountants under the Securities Act of 1933, as amended.

         "Initial Dividend Payment Date" means, with respect to Series A RP, March 18, 1993, and with respect to Series B RP, each of the First Initial Dividend Payment Date, the Last Initial Dividend Payment Date and the first day of each calendar month during the Initial Dividend Period.

         "Initial Dividend Period" means, with respect to Series A RP, the period commencing on and including the Date of Original Issue of such series and ending on the day prior to the Initial Dividend Payment Date for such series and, with respect to Series B RP, the period commencing on and including the Date of Original Issue of such series and ending on the day prior to the Last Initial Dividend Payment Date for such series.

         "Initial Margin" means the amount of cash or securities deposited with a broker as a margin payment at the time of purchase or sale of a futures contract or an option thereon.

         "Interest Equivalent" means a yield on a 360-day basis of a discount basis security which is equal to the yield on an equivalent interest-bearing security.

         "Kenny Index" has the meaning set forth under "Taxable Equivalent of the Short-Term Municipal Bond Rate."

         "Last Initial Dividend Payment Date" means, with respect to Series B RP, January 5, 1995.

         "Long Term Dividend Period" means a Special Dividend Period consisting of a specified period of one whole year or more but not greater than five years.

         "Mandatory Redemption Price" means $50,000 per share of RP plus an amount equal to accumulated but unpaid dividends (whether or not earned or declared) to the date fixed for redemption.

         "Marginal Tax Rate" means the maximum marginal regular Federal individual income tax rate applicable to ordinary income or the maximum marginal regular Federal corporate income tax rate, whichever is greater.

         "Market Value" of any asset of the Trust means the market value thereof determined by the Pricing Service. The Market Value of any asset shall include any interest accrued thereon. The Pricing Service shall value portfolio securities at the mean between the quoted bid and asked price or the yield equivalent when quotations are readily available. Securities for which quotations are not readily available shall be valued at fair value as determined by the Pricing

Service using methods which include consideration of: yields or prices of municipal bonds of comparable quality, type of issue, coupon, maturity and rating; indications as to value from dealers; and general market conditions. The Pricing Service may employ electronic data processing techniques and/or a matrix system to determine valuations. In the event the Pricing Service is unable to value a security, the security shall be valued at the lower of two dealer bids obtained by the Trust from dealers who are members of the National Association of Securities Dealers, Inc. and make a market in the security, at least one of which shall be in writing. Futures contracts and options are valued at closing prices for such instruments established by the exchange or board of trade on which they are traded, or if market quotations are not readily available, are valued at fair value on a consistent basis using methods determined in good faith by the Trustees.

         "Maximum Dividend Rate" for any Dividend Period shall be the Applicable Percentage of the Reference Rate determined as of the relevant Remarketing Date or the Date of Original Issue, as the case may be. The Applicable Percentage on any date will be determined based on (i) the lower of the credit rating or ratings assigned on such date to shares of RP by Moody's and S&P (or if Moody's or S&P or both shall not make such rating available, the equivalent of either or both of such ratings by a Substitute Rating Agency or two Substitute Rating Agencies or, in the event that only one such rating shall be available, such rating) and (ii) whether the Trust has provided to the Remarketing Agents prior to the Remarketing establishing the Applicable Dividend Rate notification pursuant to paragraph 3(m) hereof that net capital gain or other income subject to regular Federal income tax will be included in a dividend on shares of RP during such Dividend Period as follows:


                                                          Applicable                    Applicable
                                                          Percentage of                 Percentage of
                Credit Ratings                            Reference                     Reference
--------------------------------------------              Rate -                        Rate -
     Moody's                 S  &  P                      No Notification               No Notification
     -------                 -------                      ---------------               ---------------
"aa3" or higher          AA- or higher                          110%                         150%
"a3" to "a1"             A- to A+                               125%                         160%
"baa3" to "baa1"         BBB- to BBB+                           150%                         250%
Below "baa3              Below BBB-                             200%                         275%

         The Remarketing Agents shall round each applicable Maximum Dividend Rate to the nearest one-thousandth (0.001) of one percent per annum, with any such number ending in five ten-thousandths (0.0005) of one percent being rounded upwards to the nearest one-thousandth (0.001) of one percent. The Remarketing Agents shall not round the Reference Rate as part of their calculation of any Maximum Dividend Rate.

         "Maximum Potential Additional Dividend Liability," as of any Valuation Date, means the aggregate amount of Additional Dividends that would be payable with respect to the RP if the Trust were to make Retroactive Taxable Allocations, with respect to any fiscal year, estimated based upon dividends paid and the amount of undistributed realized net capital gain and other income subject to regular Federal income tax earned by the Trust, as of the end of the calendar month immediately preceding such Valuation Date and assuming such Additional Dividends are fully taxable.

         "Minimum Liquidity Level" means, as of any Valuation Date, an aggregate Market Value of Dividend Coverage Assets not less than the Dividend Coverage Amount.

         "Moody's" means Moody's Investors Service, Inc. or its successors.

         "Moody's Discount Factor" means, for purposes of determining the Discounted Value of any Municipal Bond which constitutes a Moody's Eligible Asset, the percentage determined by reference to (a) the rating by Moody's or S&P on such Bond and (b) the Moody's Exposure Period, in accordance with the table set forth below:

                                                                           Rating Category
                                                --------------------------------------------------------------

Moody's Exposure Period             Aaa*    Aa*      A*       Baa*       Other**     VMIG-1***       SP-1****
-----------------------             ----    ---      --       ----       -------     ---------       --------
7 weeks or less...............      151%    159%     168%     202%       229%        136%            148%
8 weeks or less but
greater than seven weeks......      154     164      173      205        235         137             149
9 weeks or less but
greater than eight weeks......      158     169      179      209        242         138             150

--------------------
*        Moody's rating.

** Municipal Bonds not rated by Moody's but rated BBB-, BBB or BBB+ by S&P.

*** Municipal Bonds rated MIG-1, VMIG-1 or P-1 by Moody's which do not mature or have a demand feature at par exercisable within the Moody's Exposure Period and which do not have a long-term rating. For the purpose of the definition of Moody's Eligible Assets, these securities will have an assumed rating of 'A' by Moody's.

**** Municipal Bonds rated SP-1+ or A-1+ by S&P which do not mature or have a demand feature at par exercisable within the Moody's Exposure Period and which do not have a Long-term rating. For the purposes of the definition of Moody's Eligible Assets, these securities will have an assumed rating of 'A' by Moody's.

         Notwithstanding the foregoing, (i) no Moody's Discount Factor will be applied to short-term Municipal Bonds, so long as such Municipal Bonds are rated at least MIG-1, VMIG-1 or P-1 by Moody's and mature or have a demand feature at par exercisable within the Moody's Exposure Period, and the Moody's Discount Factor for such Bonds will be 125% if such Bonds are not rated by Moody's but are rated A-l+ or SP-l+ or AA by S&P and mature or have a demand feature at par exercisable within the Moody's Exposure Period, and
(ii) no Moody's Discount Factor will be applied to cash or to Receivables for Municipal Bonds Sold. "Receivables for Municipal Bonds Sold," for purposes of calculating Moody's Eligible Assets as of any Valuation Date, means no more than the aggregate of the following: (i) the book value of receivables for Municipal Bonds sold as of or prior to such Valuation Date if such receivables are due within five Business Days of such Valuation Date, and if the trades which generated such receivables are (x) settled through clearing house firms with respect to which the Trust has received prior written authorization from Moody's or (y) with counterparties having a Moody's long-term debt rating of at least Baa3; and (ii) the Discounted Value of Municipal Bonds sold (applying the relevant Moody's Discount Factor to such Bonds) as of or prior to such Valuation Date which generated such receivables, if such receivables are due within five Business Days of such Valuation Date but do not comply with either of conditions W or (y) of the preceding clause (i).

         "Moody's Eligible Asset" means cash, Receivables for Municipal Bonds Sold, a short-term Municipal Bond rated VMIG-1, MIG-I or P-1 by Moody's or SP-I+ or A-I+ by S&P or a Municipal Bond that (i) pays interest in cash; (ii) is publicly rated Baa or higher by Moody's or, if not rated by Moody's but rated by S&P, is rated at least BBB- by S&P (provided that, for purposes of determining the Moody's Discount Factor applicable to any such S&P-rated Municipal Bond, such Municipal Bond (excluding any short-term Municipal Bond and any Municipal Bond rated BBB-, BBB or BBB+) will be deemed to have a Moody's rating which is one full rating category lower than its S&P rating);
(iii) does not have its Moody's rating suspended by Moody's; and (iv) is part of an issue of Municipal Bonds of at least $10,000,000. In addition, Municipal Bonds in the Trust's portfolio will be included as Moody's Eligible Assets only to the extent they meet the following diversification requirements:

                        Minimum                   Maximum                 Maximum State
                      Issue Size                Underlying                or Territory
Rating               ($ Millions)             Obligor  (%)(1)        Concentration(%)(1)(3)
------               ------------             ---------------        ----------------------
Aaa...............        10                        100                      100
Aa................        10                         20                       60
A.................        10                         10                       40
Baa ..............        10                          6                       20
Other(2)..........        10                          4                       12

--------------------------

(1) The referenced percentages represent maximum cumulative totals for the related rating category and each lower rating category.
(2) Municipal Bonds not rated by Moody's but rated BBB-, BBB or BBB+ by S&P.
(3) Territorial bonds (other than those issued by Puerto Rico and counted collectively) of any territory are limited to 10% of Moody's Eligible Assets.

         For purposes of the maximum underlying obligor requirement described above, any such Bond backed by a guaranty, letter of credit or insurance issued by a third party will be deemed to be issued by such third party if the issuance of such third party credit is the sole determinant of the rating on such Bond.

         When the Trust sells a Municipal Bond and agrees to repurchase it at a future date, such Bond will constitute a Moody's Eligible Asset and the amount the Trust is required to pay upon repurchase of such Bond will count as a liability for purposes of calculating the RP Basic Maintenance Amount. When the Trust purchases a Municipal Bond and agrees to sell it at a future date to another party, cash receivable by the Trust in connection therewith will constitute a Moody's Eligible Asset if the long-term debt of such other party is rated at least A2 by Moody's and such agreement has a term of 30 days or less; otherwise such Bond will constitute a Moody's Eligible Asset.

         Notwithstanding the foregoing, an asset will not be considered a Moody's Eligible Asset if it is (i) held in a margin account, (ii) subject to any material lien, mortgage, pledge, security interest or security agreement of any kind, (iii) held for the purchase of a security pursuant to a Forward Commitment or (iv) irrevocably deposited by the Trust for the payment of dividends or redemption.

         "Moody's Exposure Period" means the period commencing on and including a given Valuation Date and ending 48 days thereafter.

         "Moody's Hedging Transaction" has the meaning set forth in paragraph 12(b) of this Part I.

         "Moody's Volatility Factor" means 272% in the case of a Dividend Period of 28 days or less or a Special Dividend Period of greater than 48 days, 287% in the case of a Special Dividend Period of greater than 28 days but less than or equal to 35 days and 302% in the case of a Special Dividend Period of greater than 35 days but less than or equal to 48 days, in each case as long as there has not been enacted an increase to the Marginal Tax Rate. If an increase is enacted to the Marginal Tax Rate but not yet implemented, the Moody's Volatility Factor shall be as follows:


                                                      Dividend Period of        Special Dividend
                                                      28 days or less or        Period of GREATER          Special Dividend
                                                      Special Dividend          THAN 28 days but           Period of GREATER
                                                      Period of GREATER         LESS THAN OR               THAN 35 days but
                                                      THAN 48 days              EQUAL TO 35 days           LESS THAN 48 days


  %  Change in                                        Moody's Volatility        Moody's Volatility         Moody's Volatility
Marginal Tax Rate                                     Factor                    Factor                     Factor
-----------------                                     ----------------          -----------------          ----------------
   LESS THAN OR EQUAL TO 5%                                 292%                      307%                      323%
   GREATER THAN 5% but LESS THAN OR EQUAL TO 10%            313%                      330%                      346%
   GREATER THAN 10% but LESS THAN OR EQUAL TO l5%           338%                      355%                      372%
   GREATER THAN 15% but LESS THAN OR EQUAL TO 20%           364%                      382%                      402%
   GREATER THAN 20% but LESS THAN OR EQUAL TO 25%           396%                      416%                      436%
   GREATER THAN 25% but LESS THAN OR EQUAL TO 30%           432%                      453%                      474%
   GREATER THAN 30% but LESS THAN OR EQUAL TO 35%           472%                      495%                      518%
   GREATER THAN 35% but LESS THAN OR EQUAL TO 40%           520%                      545%                      569%

         Notwithstanding the foregoing, the Moody's Volatility Factor may mean such other potential dividend rate increase factor as Moody's advises the Trust in writing is applicable.

         "Municipal Bonds" means obligations issued by or on behalf of states, territories and possessions of the United States and the District of Columbia and their political subdivisions, agencies and instrumentalities, the interest on which, in the opinion of bond counsel or other counsel to the issuer of such securities at the time of issuance, is at the time of issuance not includible in gross income for Federal income tax purposes.

         "Municipal Index" has the meaning set forth in paragraph 12(a) of this Part I.

         "1940 Act" means the Investment Company Act of 1940, as amended from time to time.

         "1940 Act Cure Date," with respect to the failure by the Trust to maintain the 1940 Act RP Asset Coverage (as required by paragraph 7 of this Part I) as of the last Business Day of each month, means the last Business Day of the following month.

         "1940 Act RP Asset coverage" means asset coverage, as defined in section 18(h) of the 1940 Act, of at least 200% with respect to all outstanding senior securities of the Trust which are shares, including all outstanding shares of RP and Other RP (or such other asset coverage as may in the future be specified in or under the 1940 Act as the minimum asset coverage for senior securities which are shares of a closed-end investment company as a condition of paying dividends on its common shares).

         "Non-Call Period" has the meaning described under "Specific Redemption Provisions" below.

         "Non-Payment Period" means any period commencing on and including the day on which the Trust shall fail to (i) declare, prior to 12:00 noon, New York City time, on any Dividend Payment Date for shares of RP, for payment on or (to the extent permitted below) within three Business Days after such Dividend Payment Date to the Holders of such shares as of 12:00 noon, New York City time, on the Business Day preceding such Dividend Payment Date, the full amount of any dividend on such shares payable on such Dividend Payment Date or (ii) deposit, irrevocably in trust, in same-day funds, with the Paying Agent by 12:00 noon, New York City time, (A) on or (to the extent permitted below) within three Business Days after any Dividend Payment Date for any shares of RP the full amount of any dividend on such shares (whether or not earned or declared) payable on such Dividend Payment Date or (B) on or (to the extent permitted below) within three Business Days after any redemption date for any shares of RP called for redemption, the Mandatory Redemption Price or Optional Redemption Price, as the case may be, and ending on and including the Business Day on which, by 12:00 noon, New York City time, all unpaid dividends and unpaid redemption prices shall have been so deposited or shall have otherwise been made available to Holders in same-day funds; provided that a Non-Payment Period shall not end during the first seven days thereof unless the Trust shall have given at least three days' written notice to the Paying Agent, the Remarketing Agents and the Securities Depository and thereafter shall not end unless the Trust shall have given at least fourteen days' written notice to the Paying Agent, the Remarketing Agents, the Securities Depository and all Holders. Any dividend on shares of RP due on any Dividend Payment Date for such shares (if, prior to 12:00 noon, New York City time, on such Dividend Payment Date, the Trust has declared such dividend payable on or within three Business Days after such Dividend Payment Date to the Holders who held such shares as of 12:00 noon, New York City time, on the Business Day preceding such Dividend Payment Date) or redemption price with respect to shares of RP not paid to Holders when due may (if such non-payment occurs because the Trust is prevented from doing so by these By-laws or applicable law) be paid pro rata to such Holders in the same form of funds by 12:00 noon, New York City time, on any of the first three Business Days after such Dividend Payment Date or due date, as the case may be, provided that such amount is accompanied by a late charge calculated for such period of non-payment at the Non-Payment Period Rate applied to the amount of such non-payment based on the actual number of days comprising such period divided by 365.

         "Non-Payment Period Rate" means 200% of the applicable Reference Rate (or 275% of such rate if the Trust has provided notification to the Remarketing Agents prior to the Remarketing Date establishing the Applicable Dividend Rate for the relevant dividend pursuant to paragraph 3(m) hereof that net capital gain or other income subject to regular Federal income tax will be included in such dividend on shares of RP), provided that the Trustees shall have the authority to adjust, modify, alter or change from time to time the Non-Payment Period Rate if the Trustees determine and Moody's and S&P (or any Substitute Rating Agency in lieu of Moody's or S&P in the event either of such parties shall not rate the RP) advise the Trust in writing that such adjustment, modification, alteration or change will not adversely affect the then-current ratings of the RP.

         "Normal Dividend Payment Date" has the meaning set forth under "Dividend Payment Date".

         "Notice of Redemption" means any notice with respect to the redemption of shares of RP pursuant to paragraph 4 of this Part I.

         "Notice of Revocation" has the meaning set forth in paragraph 3(j) of this Part I.

         "Notice of Special Dividend Period" has the meaning set forth in paragraph 3(j) of this Part I.

         "Optional Redemption Price" shall mean $50,000 per share plus an amount equal to accumulated but unpaid dividends (whether or not earned or declared) to the date fixed for redemption plus any applicable redemption premium per share attributable to the designation of a Premium Call Period.

         "Other RP" means the remarketed preferred shares of the Trust, other than the RP.

         "Paying Agent" means Bankers Trust Company, or any successor company or entity, which has entered into a Paying Agent Agreement with the Trust to act for the Trust, among other things, as the transfer agent, registrar, dividend and redemption price disbursing agent, settlement agent and agent for certain notifications in connection with the shares of RP in accordance with such agreement.

         "Paying Agent Agreement" means an agreement to be entered into between the Trust and the Paying Agent.

         "Preferred Shares" means the preferred shares of the Trust, and includes RP and Other RP.

         "Premium Call Period" has the meaning specified in "Specific Redemption Provisions," below.

         "Pricing Service" means Muller Investdata Corp., or any successor company or entity, or any other entity designated from time to time by the Trustees. Notwithstanding the foregoing, the Trustees will not designate a new Pricing Service unless the Trust has received a written confirmation from Moody's and S&P that such action would not impair the ratings then assigned by Moody's and S&P to shares of RP.

         "Quarterly Valuation Date" means the last Business Day of each fiscal quarter of the Trust in each fiscal year of the Trust, commencing April 30, 1993.

         "Receivables for Municipal Bonds Sold" for Moody's has the meaning set forth under the definition of Moody's Discount Factor, and for S&P has the meaning set forth under the definition of S&P Discount Factor.

         "Reference Rate" means: (i) with respect to a Dividend Period having 28 or fewer days, the higher of the applicable "AA" Composite Commercial Paper Rate and the Taxable Equivalent of the Short-Term Municipal Bond Rate, (ii) with respect to any Short Term Dividend Period having more than 28 but fewer than 183 days, the applicable "AA" Composite Commercial Paper Rate, (iii) with respect to any Short Term Dividend Period having 183 or more but fewer than 365 days, the U.S. Treasury Bill Rate and (iv) with respect to any Long Term Dividend Period, the applicable U.S. Treasury Note Rate.

         "Remarketing" means each periodic operation of the process for remarketing shares of RP as described in Part II hereof.

         "Remarketing Agents" means Merrill Lynch, Pierce, Fenner & Smith Incorporated and any additional or successor companies or entities which have entered into an agreement with the Trust to follow the remarketing procedures for the purpose of determining the Applicable Dividend Rate.

         "Remarketing Agreement" means an agreement to be entered into between the Trust and the Remarketing Agents.

         "Remarketing Date" means any date on which (i) each Beneficial Owner of shares of RP must provide to the Remarketing Agents irrevocable telephonic notice of intent to tender shares in a Remarketing and (ii) the Remarketing Agents (A) determine the Applicable Dividend Rate for the ensuing Dividend Period, (B) notify Holders, purchasers and tendering Beneficial Owners of shares of RP by telephone, telex or otherwise of the results of the Remarketing and (C) announce the Applicable Dividend Rate.

         "Request for Special Dividend Period" has the meaning set forth in paragraph 3(j) of this Part I.

         "Response" has the meaning set forth in paragraph 3(j) of this Part I.

         "Retroactive Taxable Allocation" has the meaning set forth in paragraph 3(k) of this Part I.

         "Right" has the meaning set forth in paragraph 3(k) of this Part I.

         "RP" means, as the case may be, the Remarketed Preferred Shares, Series A and/or the Remarketed Preferred Shares, Series B.

         "RP Basic Maintenance Amount," as of any Valuation Date, means the dollar amount equal to (i) the sum of (A) the product of the number of shares of RP and Other RP outstanding on such Valuation Date multiplied by the sum of (a) $50,000 and (b) any applicable redemption premium per share attributable to the designation of a Premium Call Period; (B) the aggregate amount of cash dividends (whether or not earned or declared) that will have accumulated for each share of RP and Other RP outstanding, in each case, to (but not including) the end of the current Dividend Period for each series of RP or Other RP that follows such Valuation Date or to (but not including) the 49th day after such Valuation Date, whichever is sooner; (C) the aggregate amount of cash dividends that would accumulate at the Maximum Applicable Rate applicable to a Dividend Period of 28 days on any shares of RP and Other RP outstanding from the end of such Dividend Period through the 49th day after such Valuation Date, multiplied by the larger of the Moody's Volatility
Factor and the S&P Volatility Factor, determined from time to time by Moody's and S&P, respectively (except that if such Valuation Date occurs during a Non-Payment Period, the cash dividend for purposes of calculation would accumulate at the then current Non-Payment Period Rate); (D) the amount of anticipated expenses of the Trust for the 90 days subsequent to such Valuation Date; (E) the amount of the Trust's Maximum Potential Additional Dividend Liability as of such Valuation Date; and (F) any current liabilities as of such Valuation Date to the extent not reflected in any of (i)(A) through (i)(E) (including, without limitation, any amounts due and payable by the Trust pursuant to repurchase agreements and any payables for Municipal
Bonds purchased as of such Valuation Date) less (ii) either (A) the Discounted Value of any of the Trust's assets, or (B) the face value of any of the Trust's assets if such assets mature prior to or on the date of redemption of RP or payment of a liability and are either securities issued or guaranteed by the United States Government or, with respect to Moody's, have a rating assigned by Moody's of at least Aaa, P-1, VMIG-1 or MIG-1 and, with respect to S&P, have a rating assigned by S&P of at least AAA, SP-1+ or A-1+, in both cases irrevocably deposited by the Trust for the payment of the amount needed to redeem shares of RP subject to redemption or any of (i)(B) through (i)(F).

         "RP Basic Maintenance Cure Date," with respect to the failure by the Trust to satisfy the RP Basic Maintenance Amount (as required by paragraph 8(a) of this Part I) as of a given Valuation Date, means the sixth Business Day following such Valuation Date.

         "RP Basic Maintenance Report" means a report signed by the President, Treasurer or any Executive Vice President or Vice President of the Trust which sets forth, as of the related Valuation Date, the assets of the Trust, the Market Value and the Discounted Value thereof (seriatim and in the aggregate), and the RP Basic Maintenance Amount.

         "S&P" means Standard & Poor's Corporation or its successors.

         "S&P Discount Factor" means, for purposes of determining the Discounted Value of any Municipal Bond which constitutes an S&P Eligible Asset, the percentage determined by reference to (a) the rating by S&P or Moody's on such Bond and (b) the S&P Exposure Period, in accordance with the table set forth below:


                                                          S&P Rating Category
                                                         -----------------------

S&P Exposure Period                         AAA               AA               A               BBB
-------------------                         ---               --               -               ---
40 Business Days...........                 190%              195%             210%            250%
22 Business Days...........                 170               175              190             230
10 Business Days...........                 155               160              175             215
7 Business Days............                 150               155              170             210
3 Business Days............                 130               135              150             190

----------------------------------

         Notwithstanding the foregoing, (i) the S&P Discount Factor for short-term Municipal Bonds will be 115%, so long as such Municipal Bonds are rated A-l+ or SP-l+ by S&P and mature or have a demand feature exercisable in 30 days or less, or 125% if such Municipal Bonds are not rated by S&P but are rated VMIG-1, P-1 or MIG-1 by Moody's, and such short-term Municipal Bonds referred to in this clause (i) shall qualify as S&P Eligible Assets; provided, however, such short-term Municipal Bonds rated by Moody's but not rated by S&P having a demand feature exercisable in 30 days or less must be backed by a letter of credit, liquidity facility or guarantee from a bank or other financial institution having a short-term rating of at least A-l+ from S&P and further provided that such short-term Municipal Bonds rated by Moody's but not rated by S&P may comprise no more than 50% of short-term Municipal Bonds that qualify as S&P Eligible Assets and (ii) no S&P Discount Factor will be applied to cash or to Receivables for Municipal Bonds Sold. "Receivables for Municipal Bonds Sold," for purposes of calculating S&P Eligible Assets as of any Valuation Date, means the book value of receivables for Municipal Bonds sold as of or prior to such Valuation Date if such receivables are due within five Business Days of such Valuation Date. For purposes of the foregoing, Anticipation Notes rated SP-l+ or, if not rated by S&P, rated VMIG-1 by Moody's, whether or not they mature or have a demand feature exercisable in 30 days and which do not have a long-term rating, shall be considered to be short-term Municipal Bonds and shall qualify as S&P Eligible Assets.

         "S&P Eligible Asset" means cash, Receivables for Municipal Bonds Sold or a Municipal Bond that (i) is issued by any of the 50 states, any territory or possession of the United States, the District of Columbia, and any political subdivision, instrumentality, county, city, town, village, school district or agency (such as authorities and special districts created by the states) of any of the foregoing, and certain federally sponsored agencies such as local housing authorities; (ii) is interest bearing and pays interest at least semi-annually;
(iii) is payable with respect to principal and interest in United States Dollars; (iv) is publicly rated BBB or higher by S&P or, except in the case of Anticipation Notes that are grant anticipation notes or bond anticipation notes which must be rated by S&P to be included in S&P Eligible Assets, if not rated by S&P but rated by Moody's, is rated at least A by Moody's (provided that such Moody's-rated Municipal Bonds will be included in S&P Eligible Assets only to the extent the Market Value of such Municipal Bonds does not exceed 50% of the aggregate Market Value of the S&P Eligible Assets; and further provided that, for purposes of determining the S&P Discount Factor applicable to any such Moody's-rated Municipal Bond, such Municipal Bond will be deemed to have an S&P rating which is one full rating category lower than its Moody's rating); (v) is not subject to a covered call or covered put option written by the Trust; (vi) is not part of a private placement of Municipal Bonds; and (vii) is part of an issue of Municipal Bonds with an original issue size of at least $20 million or, if of an issue with an original issue size below $20 million (but in no event below $10 million), is issued by an issuer with a total of at least $50 million of securities outstanding. Notwithstanding the foregoing:

              (1) Municipal Bonds of any one issuer will be considered S&P Eligible Assets only to the extent the Market Value of such Municipal Bonds does not exceed 10% of the aggregate Market Value of the S&P Eligible Assets, provided that 2% is added to the applicable S&P Discount Factor for every 1% by which the Market Value of such Municipal Bonds exceeds 5% of the aggregate Market Value of the S&P Eligible Assets; and

              (2) Municipal Bonds issued by issuers in any one state or territory will be considered S&P Eligible Assets only to the extent the Market Value of such Municipal Bonds does not exceed 20% of the aggregate Market Value of S&P Eligible Assets.

         "S&P Exposure Period" means the maximum period of time following a Valuation Date, including the Valuation Date and the RP Basic Maintenance Cure Date, that the Trust has under this Section 12.1 to cure any failure to maintain, as of such Valuation Date, a Discounted Value of its portfolio at least equal to the RP Basic Maintenance Amount (as described in paragraph 8(a) of this Section 12.1).

         "S&P Hedging Transactions" has the meaning set forth in paragraph 12(a) of this Section 12. 1.

         "S&P Volatility Factor" means 277% during the Initial Dividend Period for the Series A RP and 185% during the Initial Dividend Period for the Series B RP. Thereafter, "S&P Volatility Factor" means, depending on the applicable Reference Rate, the following:

                  Reference Rate*
                  --------------

         Taxable Equivalent of the
         Short-Term Municipal
             Bond Rate ..................                     277%
         30-day "AA" Composite
             Commercial Paper Rate.......                     228%
         60-day "AA" Composite
             Commercial Paper Rate.......                     228%
         90-day "AA" Composite
             Commercial Paper Rate.......                     222%
         120-day "AA" Composite
             Commercial Paper Rate.......                     222%
         180-day "AA" Composite
             Commercial Paper Rate.......                     217%
         1-year U.S. Treasury
             Bill Rate...................                     198%
         2-year U.S. Treasury
             Note Rate...................                     185%
         3-year U.S. Treasury
             Note Rate...................                     178%
         4-year U.S. Treasury
             Note Rate...................                     171%
         5-year U.S. Treasury
             Note Rate...................                     169%
-----------------

         *If the applicable Reference Rate requires the average of two "AA" Composite Commercial Paper Rates, then, for purposes of determining the S&P Volatility Factor, the applicable Reference Rate will be deemed to be the "AA"
Composite Commercial Paper Rate of such two that results in the highest volatility factor.

Notwithstanding the foregoing, the S&P Volatility Factor may mean such other potential dividend rate increase factor as S&P advises the Trust in writing is applicable.

         "Securities Depository" means The Depository Trust Company or any successor company or other entity selected by the Trust as securities depository of the shares of RP that agrees to follow the procedures required to be followed by such securities depository in connection with the shares of RP.

         "Series A RP" means the Remarketed Preferred Shares, Series A.

         "Series B RP" means the Remarketed Preferred Shares, Series B.

         "Service" means the Internal Revenue Service.

         "Settlement Date" means the first Business Day after a Remarketing Date applicable to a share of RP.

         "Short Term Dividend Period" means a Special Dividend Period consisting of a specified number of days (other than 28), evenly divisible by seven and not fewer than seven or more than 364.

         "Special Dividend Period" means a Dividend Period consisting of (i) a specified number of days (other than 28), evenly divisible by seven and not fewer than seven nor more than 364 or (ii) a specified period of one whole year or more but not greater than five years (in each case subject to adjustment as provided herein).

         "Specific Redemption Provisions" means, with respect to a Special Dividend Period of 365 or more days, either, or any combination of, the designation of (i) a period (a "Non-Call Period") determined by the Trustees, after consultation with the Remarketing Agents, during which the shares of RP subject to such Dividend Period shall not be subject to redemption at the option of the Trust and (ii) a period (a "Premium Call Period"), consisting of a number of whole years and determined by the Trustees, after consultation with the Remarketing Agents, during each year of which the shares of RP subject to such Dividend Period shall be redeemable at the Trust's option at a price per share equal to $50,000 plus accumulated but unpaid dividends plus an applicable premium, as determined by the Trustees after consultation with the Remarketing Agents.

         "Substitute Commercial Paper Dealers" means such Substitute Commercial Paper Dealer or Dealers as the Trust may from time to time appoint or, in lieu of any thereof, their respective affiliates or successors.

         "Substitute Rating Agency" and "Substitute Rating Agencies" mean a nationally recognized statistical rating organization or two nationally recognized statistical rating organizations, respectively, selected by the Trust to act as the substitute rating agency or substitute rating agencies, as the case may be, to determine the credit ratings of the shares of RP.

         "Taxable Equivalent of the Short-Term Municipal Bond Rate", on any date means 90% of the quotient of (A) the per annum rate expressed on an Interest Equivalent basis equal to the Kenny S&P 30-day High Grade Index or any comparable index based upon 30-day yield evaluations at par of bonds the interest on which is excludable for regular Federal income tax purposes under the Code of "high grade" component issuers selected by Kenny Information Systems Inc. (or any successor thereto from time to time selected by the Trust in its discretion), which component issuers shall include, without limitation, issuers of general obligation bonds but shall exclude any bonds the interest on which constitutes an item of tax preference under Section 57(a)(5) of the Code, or successor provisions, for purposes of the "alternative minimum tax," (as defined in the Code) (the "Kenny Index"), made available for the Business Day immediately preceding such date but in any event not later than 8:30 A.M., New York City time, on such date by Kenny Information Systems Inc. (or any such successor), divided by (B) 1.00 minus the Marginal Tax Rate (expressed as a decimal); provided, however, that if the Kenny Index is not made so available by 8:30 A.M., New York City time, on such date by Kenny Information Systems Inc. (or any such successor), the Taxable Equivalent of the Short-Term Municipal Bond Rate shall mean the quotient of (A) the per annum rate expressed on an Interest Equivalent basis equal to the most recent Kenny Index so made available, divided by (B) 1.00 minus the Marginal Tax Rate (expressed as a decimal). No successor to Kenny Information Systems Inc. shall be chosen without first obtaining written confirmation from Moody's and S&P that the choice of such successor would not impair the rating then assigned to the shares of RP by Moody's or S&P.

         "Tender and Dividend Reset" means the process pursuant to which shares of RP may be tendered in a Remarketing or held and become subject to the new Applicable Dividend Rate determined by the Remarketing Agents in such Remarketing.

         "Treasury Bonds" shall have the meaning set forth in paragraph 12(a) of this Part I.

         "28-day Dividend Period" means, with respect to RP, a Dividend Period consisting of 28 days.

         "Trust" means Putnam Investment Grade Municipal Trust II, a Massachusetts business trust.

         "Trustees" means the Trustees of the Trust.

         "U.S. Treasury Bill Rate" on any date of determination means (i) the Interest Equivalent of the rate on the actively traded Treasury Bill with a maturity most nearly comparable to the length of the related Dividend Period, as such rate is made available on a discount basis or otherwise by the Federal Reserve Bank of New York in its Composite 3:30 P.M. Quotations for U.S. Government Securities report for such Business Day, or (ii) if such yield as so calculated is not available, the Alternate Treasury Bill Rate on such date. "Alternate Treasury Bill Rate" on any date means the Interest Equivalent of the yield as calculated by reference to the arithmetic average of the bid price quotations of the actively traded Treasury Bill with a maturity most nearly comparable to the length of the related Dividend Period, as determined by bid price quotations as of any time on the Business Day immediately preceding such date, obtained from at least three recognized primary U.S. Government securities dealers selected by the Remarketing Agents.

         "U.S. Treasury Note Rate" on any date of determination means (i) the yield as calculated by reference to the bid price quotation of the actively traded, current coupon Treasury Note with a maturity most nearly comparable to the length of the related Dividend Period, as such bid price quotation is published on the Business Day immediately preceding such date by the Federal Reserve Bank of New York in its Composite 3:30 P.M. Quotations for U.S. Government Securities report for such Business Day, or (ii) if such yield as so calculated is not available, the Alternate Treasury Note Rate on such date. "Alternate Treasury Note Rate" on any date means the yield as calculated by reference to the arithmetic average of the bid price quotations of the actively traded, current coupon Treasury Note with a maturity most nearly comparable to the length of the related Dividend Period, as determined by the bid price quotations as of any time on the Business Day immediately preceding such date, obtained from at least three recognized primary U.S. Government securities dealers selected by the Remarketing Agents.

         "Valuation Date" means, for purposes of determining whether the Trust is maintaining the RP Basic Maintenance Amount and the Minimum Liquidity Level, each Business Day commencing with the Date of Original Issue.

         "Voting Period" has the meaning set forth in paragraph 6(b) of this
Part I.

         "Variation Margin" means, in connection with an outstanding futures contract or option thereon owned or sold by the Trust, the amount of cash or securities paid to or received from a broker (subsequent to the Initial Margin payment) from time to time as the price of such futures contract or option fluctuates.

         2    FRACTIONAL SHARES. No fractional shares of RP shall be issued.

         3. DIVIDENDS. (a) The Holders of a particular series of RP as of 5:00 p.m., New York City time, on the date preceding the applicable Dividend Payment Date, shall be entitled to receive, when, as and if declared by the Trustees, out of funds legally available therefor, (i) cumulative dividends, at the Applicable Dividend Rate, (ii) a Right (as defined in paragraph 3(k)) to receive an Additional Dividend or Additional Dividends in certain circumstances, and (iii) any additional amounts as set forth in paragraph 3(m). Dividends on the shares of each series of RP so declared and payable shall be paid in preference to and in priority over any dividends declared and payable on the Common Shares.

         (b) Dividends on each share of RP shall accumulate from its Date of Original Issue and will be payable, when, as and if declared by the Trustees, on each Dividend Payment Date applicable to such share of RP.

         (c) Each declared dividend shall be payable on the applicable Dividend Payment Date to the Holder or Holders of such shares of RP as set forth in paragraph 3(a). Dividends on shares of RP in arrears with respect to any past Dividend Payment Date may be declared and paid at any time, without reference to any regular Dividend Payment Date, pro rata to the Holders of such shares as of a date not exceeding five Business Days preceding the date of payment thereof as may be fixed by the Trustees. Any dividend payment made on any share of

RP shall be first credited against the dividends accumulated but unpaid (whether or not earned or declared) with respect to the earliest Dividend Payment Date on which dividends were not paid.

         (d) Neither Holders nor Beneficial Owners of shares of RP shall be entitled to any dividends on the shares of RP, whether payable in cash, property or stock, in excess of full cumulative dividends thereon (which include any amounts actually due and payable pursuant to paragraph 3(k), 3(l) or 3(m) of this Part I). Except as provided in paragraph 3(h) of this Part I, neither Holders nor Beneficial Owners of shares of RP shall be entitled to any interest, or other additional amount, on any dividend payment on any share of RP which may be in arrears.

         (e) Except as otherwise provided herein, the Applicable Dividend Rate on each share of RP for each Dividend Period with respect to such share shall be equal to the lower of the rate per annum that results from implementation of the remarketing procedures described in Part II hereof and the Maximum Dividend Rate.

         (f) The amount of declared dividends for each share of RP payable on each Dividend Payment Date of the Initial Dividend Period with respect to Series A RP, each 28-day Dividend Period and each Short-Term Dividend Period shall be computed by the Trust by multiplying the Applicable Dividend Rate in effect with respect to dividends payable on such share on such Dividend Payment Date by a fraction the numerator of which shall be the number of days in such Dividend Period such share was outstanding from and including its Date of Original Issue or the preceding Dividend Payment Date, as the case may be, to and including the day preceding such Dividend Payment Date, and the denominator of which shall be 365, then multiplying the amount so obtained by $50,000 and rounding the amount so obtained to the nearest cent. During the Initial Dividend Period with respect to Series B RP and any Long Term Dividend Period, the amount of dividends per share payable on any Dividend Payment Date shall be computed by dividing the Applicable Dividend Rate for such Dividend Period by twelve, multiplying the amount so obtained by $50,000, and rounding the amount so obtained to the nearest cent;
provided, however, that, if the number of days from and including the Date of Original Issue or the preceding Dividend Payment Date, as the case may be, to and including the day preceding such Dividend Payment Date is less than 30 and such days do not constitute a full calendar month, then the amount of dividends per share payable on such Dividend Payment Date shall be computed by multiplying the Applicable Dividend Rate for such Dividend Period by a fraction, the numerator of which will be such number of days and the denominator of which will be 360, multiplying the amount so obtained by $50,000, and rounding the amount so obtained to the nearest cent.

         (g) No later than 12:00 noon, New York City time, on each Dividend Payment Date, the Trust shall deposit in same-day funds with the Paying Agent the full amount of any dividend declared and payable on such Dividend Payment Date on any share of RP.

         (h) The Applicable Dividend Rate for each Dividend Period commencing during a Non-Payment Period shall be equal to the Non-Payment Period Rate and any share of RP for which a Special Dividend Period would otherwise have commenced on the first day of or during a Non-Payment Period shall have a 28-day Dividend Period. Any amount of any dividend due on any Dividend
Payment Date for any shares of RP (if, prior to 12:00 noon, New York City time, on such Dividend Payment Date, the Trust has declared such dividend payable on or within three

Business Days after such Dividend Payment Date to the Holders who held such shares of RP as of 12:00 noon, New York City time, on the Business Day preceding such Dividend Payment Date) or redemption price with respect to any shares of RP not paid to Holders when due but paid to such Holders in the same form of funds by 12:00 noon, New York City time, on any of the first three Business Days after such Dividend Payment Date or due date, as the case may be, shall incur a late charge to be paid therewith to such Holders and calculated for such period of non-payment at the Non-Payment Period Rate applied to the amount of such non-payment based on the actual number of days comprising such period divided by
365. If the Trust fails to pay a dividend on a Dividend Payment Date or to redeem any shares of RP on the date set for such redemption (otherwise than because it is prevented from doing so by these By-laws or by applicable law), the preceding sentence shall not apply and the Applicable Dividend Rate for the Dividend Period commencing during the Non-Payment Period resulting from such failure shall be the Non-Payment Period Rate. For the purposes of the foregoing and paragraphs 3(g) and 4(g) of this Part 1, payment to a person in New York Clearing House (next-day) funds on any Business Day at any time shall be considered equivalent to payment to such person in same-day funds at the same time on the next Business Day, and any payment made after 12:00 noon, New York City time, on any Business Day shall be considered to have been made instead in the same form of funds and to the same person before 12:00 noon, New York City time, on the next Business Day.

         (i) Except during a Non-Payment Period, by 12:00 noon, New York City time, on the Remarketing Date in the Remarketing at the end of the Initial Dividend Period applicable to a share of RP, and by 12:00 noon, New York City time, on the Remarketing Date in the Remarketing at the end of each subsequent Dividend Period applicable to a share of RP, the Beneficial Owner of such share of RP may elect to tender, as provided in Part II hereof, such share or hold such share for the next Dividend Period. If the Beneficial Owner of such share of RP elects to hold such share, such Beneficial Owner shall hold such share of RP for a 28-day Dividend Period, or a Special Dividend Period if the succeeding Dividend Period with respect to such share has been designated by the Trustees as a Special Dividend Period, provided that, if (i) there are no Remarketing Agents, (ii) the Remarketing Agents are not required to conduct a Remarketing or
(iii) the Remarketing Agents are unable to remarket on the Remarketing Date all shares of a series of RP tendered (or deemed tendered) to them at a price of $50,000 per share, then the next Dividend Period for all shares of such series of RP shall be a 28-day Dividend Period and the Applicable Dividend Rate therefor shall be the Maximum Dividend Rate. If the Beneficial Owner of such share of RP fails to elect to tender or hold such share by 12:00 noon, New York City time, on such Remarketing Date, such Beneficial Owner shall continue to hold such share at the Applicable Dividend Rate detetemined in such Remarketing for the next Dividend Period for such share; provided that, (i) if there are no Remarketing Agents, the Remarketing Agents are not required to conduct a Remarketing or the Remarketing Agents are unable to remarket on the Remarketing Date all shares of a series of RP tendered (or deemed tendered) to them at a price of $50,000 per share, then the next Dividend Period for all shares of such series of RP shall be a 28-day Dividend Period and the Applicable Dividend Rate therefor shall be the Maximum Dividend Rate for a 28-day Dividend Period and
(ii) if such current Dividend Period is a Special Dividend Period of more than 60 days or the succeeding Dividend Period has been designated by the Trustees as a Special Dividend Period of more than 60 days, then such Beneficial Owner is deemed to have elected to tender the shares. If the Remarketing Agents are unable to remarket in such Remarketing all shares of a series of RP subject to such
                                  -22-

Remarketing and tendered (or deemed tendered) to them at a price of $50,000 per share, the Beneficial owners of shares of such series of RP tendered (or deemed tendered) but not purchased in such Remarketing shall hold such shares at the Maximum Dividend Rate for a 28-day Dividend Period. If a share of RP is tendered (or deemed tendered) and purchased in a Remarketing, the next Dividend Period for such share shall be a 28-day Dividend Period or a Special Dividend Period with respect to such share, as the case may be, at the Applicable Dividend Rate therefor, except that, if the Remarketing Agents are unable to remarket in such Remarketing at a price of $50,000 per share, all shares of a series of RP tendered (or deemed tendered) to them, no purchaser in such Remarketing shall be permitted to acquire shares having a Special Dividend Period and the next Dividend Period for such share shall be a 28-day Dividend Period and the Applicable Dividend Rate therefor shall be the applicable Maximum Dividend Rate.

         (j) The Trust may, at its sole option and to the extent permitted b law, by telephonic or written notice (a "Request for Special Dividend Period") to the Remarketing Agents, request that the next succeeding Dividend Period for any series of RP be the number of days (other than 28) evenly divisible by seven, and not fewer than seven or more than 364 in the case of a Short Term Dividend Period or one whole year or more but not greater than five years in the case of a Long Term Dividend Period, specified in such notice, provided that the Trust may not give a Request for Special Dividend Period of greater than 28 days (and any such request shall be null and void) unless the Trust has given written notice thereof to Moody's and S&P and unless, with respect to such series, full cumulative dividends, any amounts due with respect to redemptions, and any Additional Dividends payable prior to such date have been paid in full and, for any Remarketing occurring after the initial Remarketing, all shares tendered were remarketed in the last occurring Remarketing. Such Request for Special Dividend Period, in the case of a Short Term Dividend Period, shall be given on or prior to the fourth Business Day but not more than seven Business Days prior to a Remarketing Date for the relevant series of RP and, in the case of a Long Term Dividend Period, shall be given on or prior to the 14th day but not more than 28 days prior to a Remarketing Date for such series of RP. Upon receiving such Request for a Special Dividend Period, the Remarketing Agents shall jointly determine (i) whether, given the factors set forth below, it is advisable that the Trust issue a Notice of Special Dividend Period for RP as contemplated by such Request for Special Dividend Period, (ii) the Optional Redemption Price of the relevant series of RP during such Special Dividend Period and (iii) the Specific Redemption Provisions and shall give the Trust written notice (a "Response") of such determination by no later than the third Business Day prior to such Remarketing Date. In making such determination the Remarketing Agents will consider (1) existing short-term and long-term market rates and indices of such short-term and long-term rates, (2) existing market supply and demand for short-term and long-term securities, (3) existing yield curves for short-term and long-term securities comparable to the RP, (4) industry and financial conditions which may affect the RP, (5) the investment objective of the Trust, and (6) the Dividend Periods and dividend rates at which current and potential Beneficial Owners of the relevant series of RP would remain or become Beneficial Owners. If the Remarketing Agents shall not give the Trust a Response by such third Business Day or if the Response states that given the factors set forth above it is not advisable that the Trust give a Notice of Special Dividend Period, the Trust may not give a Notice of Special Dividend Period in respect of such Request for Special Dividend Period. In the event the Response indicates that it is advisable that the Trust give a Notice of Special Dividend Period, the Trust may by no later than the second Business Day prior to such

Remarketing Date give a notice (a "Notice of Special Dividend Period") to the Remarketing Agents and to the Securities Depository which notice will specify
(i) the duration of the Special Dividend Period, (ii) the Optional Redemption Price as specified in the related Response and (iii) the Specific Redemption Provisions, if any, as specified in the related Response. The Trust shall not give a Notice of Special Dividend Period and, if the Trust has given a Notice of Special Dividend Period, the Trust is required to give telephonic or written notice of its revocation (a "Notice of Revocation") to the Remarketing Agents (in the case of clauses (x) and (y)) and the Securities Depository (in the case of clauses (x) , (y) and (z) ) on or prior to the Business Day prior to the relevant Remarketing Date if (x) either the 1940 Act RP Asset Coverage is not satisfied or the Trust shall fail to maintain S&P Eligible Assets and Moody's Eligible Assets each with an aggregate Discounted Value at least equal to the RP Basic Maintenance Amount, in each case on each of the two Valuation Dates immediately preceding the Business Day prior to the relevant Remarketing Date on an actual basis and on a pro forma basis giving effect to the proposed Special Dividend Period (using as a pro forma dividend rate with respect to such Special Dividend Period the dividend rate which the Remarketing Agents shall advise the Trust is an approximately equal rate for securities similar to the RP with an equal dividend period), provided that, in calculating the aggregate Discounted Value of Moody's Eligible Assets for this purpose, the Moody's Exposure Period shall be deemed to be one week longer than the Moody's Exposure Period that would otherwise apply as of the date of the Notice of Special Dividend Period, (y) sufficient funds for the payment of dividends payable on the immediately succeeding Dividend Payment Date for such series have not been irrevocably deposited with the Paying Agent by the close of business on the third Business Day preceding the relevant Remarketing Date or (z) the Remarketing Agents jointly advise the Trust that after consideration of the factors listed above they have concluded that it is advisable to give a Notice of Revocation. If the Trust is prohibited from giving a Notice of Special Dividend Period as a result of any of the factors enumerated in clause (x), (y) or (z) of the prior sentence or if the Trust gives a Notice of Revocation with respect to a Notice of Special Dividend Period for any series of RP, the next succeeding Dividend Period for that series will be a 28-day Dividend Period, provided that if the then current Dividend Period for such series is a Special Dividend Period of less than 28 days, the next succeeding Dividend Period will be the same length as the current Dividend Period. In addition, in the event all shares tendered of the series for which the Trust has given a Notice of Special Dividend Period are not remarketed or a Remarketing for such series is not held for any reason, the Trust may not again give a Notice of Special Dividend Period with respect to such series (and any such attempted notice shall be null and void) until all shares of such series tendered in a subsequent Remarketing with respect to a 28-day Dividend Period have been Remarketed.

         (k) Simultaneously with the declaration of each dividend to a Holder at the Applicable Dividend Rate determined as set forth in paragraph 3(a) above (each, a "Paragraph 3(a) Dividend"), the Trustees shall also declare a dividend to the same Holder consisting of one right (a "Right") to receive an Additional Dividend in respect of such Paragraph 3(a) Dividend. If, after the close of its fiscal year, the Trust characterizes all or a portion of a Paragraph 3(a) Dividend paid on shares of a series of RP during such previous fiscal year as consisting of net capital gain or other income subject to regular Federal income tax, without having either given advance notice to the Remarketing Agents of the inclusion of such taxable income in such Paragraph 3(a) Dividend prior to the setting of the Applicable Dividend Rate for such Paragraph 3(a) Dividend or included an additional amount in the Paragraph 3 (a) Dividend to offset the tax effect of the inclusion therein of such taxable income, in each case as provided in paragraph 3(m) hereof, and the Trust so characterizes all or a portion of the Paragraph 3(a) Dividend solely because (i) the Trust has redeemed all or a portion of the outstanding shares of such series of RP or the Trust has liquidated and (ii) the Trust, in its judgment, believes it is required, in order to comply with a published position of the Internal Revenue Service concerning the allocation of different types of income between different classes and series of shares, Rev. Rul. 89-81, 1989-1 C.B. 226, to allocate such taxable income to that series of RP (the amount so characterized referred to herein as a "Retroactive Taxable Allocation"), the Trust will, within 90 days after the end of such fiscal year, provide notice of the Retroactive Taxable Allocation made with respect to the Paragraph 3(a) Dividend to the Paying Agent and to each Holder who received such Paragraph 3(a) Dividend and the corresponding Right, at such Holder's address as the same appears or last appeared on the share books of the Trust. The Trust will, within 30 days after such notice is given to the Paying Agent, pay to the Paying Agent (who will then distribute to such holders of Rights), out of funds legally available therefor, an amount equal to the aggregate of the Additional Dividends payable in respect of such Retroactive Taxable Allocation. The Trust may direct the Paying Agent to invest any such available funds in Deposit Securities (provided that such Deposit Securities are also rated at least P-1, MIG-1 or VMIG-1 by Moody's) provided that the proceeds of any such investment will be available in The City of New York at the opening of business on the payment date for such Additional Dividends. All such funds (to the extent necessary to pay the full amount of such Additional Dividends) shall be held in trust for the benefit of the holders of Rights. An Additional Dividend or Additional Dividends declared in respect of a Right shall be paid to the Holder that received such Right, whether or not such Holder continues to own the shares of RP in respect of which such Right was issued. Rights shall be nontransferable except by operation of law, and no purported transfer of a Right will be recognized by the Trust. No certificates will be issued evidencing Rights.

         An "Additional Dividend" in respect of any Paragraph 3(a) Dividend means payment to a present or former Holder of a share of RP of an amount which, giving effect to the Retroactive Taxable Allocation made with respect to such Paragraph 3(a) Dividend, would cause such Holder's after-tax return (taking into account both the Paragraph 3(a) Dividend and the Additional Dividend and assuming such Holder is taxable at the Gross-Up Tax Rate) to be equal to the after-tax return which the Holder would have realized if the portion of the Paragraph 3(a) Dividend equal to the amount of the Retroactive Taxable Allocation had been excludable from the gross income of such Holder for Federal income tax purposes. Such Additional Dividend shall be calculated
(i) without consideration being given to the time value of money; (ii) assuming that no Holder or former Holder of shares of RP is subject to the Federal alternative minimum tax with respect to dividends received from the Trust; and (iii) assuming that the Holder of the share of RP in respect of which a Retroactive Taxable Allocation was made is taxable at the Gross-Up Tax Rate. An Additional Dividend will not include an amount to compensate for the fact that the Additional Dividend may be subject to state and local taxes. The Gross-Up Tax Rate shall be equal to the sum of (i) the percentage of the taxable income included in the Paragraph 3(a) Dividend that is taxable for Federal income tax purposes as ordinary income, multiplied by the greater of (A) the highest marginal Federal corporate income tax rate (without regard to the phase-out of graduated rates) applicable to ordinary income and (B) the highest marginal Federal individual income tax rate applicable to ordinary income (without regard to any phase-out of personal exemptions or any limitation on itemized deductions), and (ii) the percentage of the taxable income included in the Paragraph 3(a) Dividend that is taxable for Federal income tax purposes as long-term capital gain, multiplied by the greater of (A) the highest marginal Federal corporate income tax rate (without regard to the phase-out of graduated rates) applicable to long-term capital gain and (B) the highest marginal Federal individual income tax rate applicable to long-term capital gain (without regard to any phase-out of personal exemptions or any limitation on itemized deductions) Except as provided above, no Additional Dividend shall for any reason be payable in respect of any Paragraph 3(a) Dividend previously paid to a Holder. In particular, and without limiting the generality of the foregoing, no Additional Dividend shall be payable as a result of any Internal Revenue Service challenge to, among other things, the characterization of the RP as equity, the Trust's method of allocating various types of income between dividends paid on different classes or series of shares or between dividends paid on the same class or series of shares, or the designations made by the Trust relating to distributions made with respect to an earlier taxable year.

         (1) The Trustees may in their sole discretion from time to time declare a special dividend (each, a "special dividend") in an amount determined in their sole judgment to be necessary or desirable to cause the Trust to comply with any distribution requirements of the Code and thereby to avoid the incurrence by the Trust of any income or excise tax under the Code, provided that the Trustees shall not declare a special dividend if the declaration thereof causes the Trust to fail to maintain the RP Basic Maintenance Amount or the 1940 Act RP Asset Coverage. Any such special dividend shall be payable on a date specified by the Trustees to Holders of record on a date specified by the Trustees consistent with the By-laws. The Trust shall deposit with the Paying Agent sufficient funds for the payment of any such special dividend not later than noon on the Business Day immediately preceding the date on which such special dividend becomes payable and shall give the Paying Agent irrevocable instructions to apply such funds and, if applicable, the income and proceeds therefrom, to payment of such special dividends. The Trust may direct the Paying Agent to invest any such available funds in Deposit Securities (provided that such Deposit Securities are also rated at least P-1, MIG-1 or VMIG-1 by Moody's) provided that the proceeds of any such investment will be available in The City of New York at the opening of business on the payment date for such special dividend. All such funds (to the extent necessary to pay the full amount of such special dividend) shall be held in trust for the benefit of the Holders.

         (m) Whenever the Trust intends to include any net capital gain or other income subject to regular Federal income tax in a dividend on shares of any series of RP solely because the Trust, in its judgment, believes it is required, in order to comply with Rev. Rul. 89-81 described in paragraph 3(k), to allocate taxable income to shares of such series of RP, the Trust will, unless it chooses to follow the procedures described in the following sentence, notify the Remarketing Agents of the amount to be so included at least five Business Days prior to the Remarketing Date on which the Applicable Dividend Rate for such dividend is to be established. Alternatively, if the Trust has not provided the notice referred to in the preceding sentence, and nevertheless intends to include income subject to regular Federal income tax in a dividend on shares of a series of RP solely because the Trust, in its judgment, believes it is required, in order to comply with such Rev. Rul. 89-81, to allocate such income to shares of such series of RP, the Trust will (i) increase the dividend by an amount such that the return to a Holder of that series of RP with respect to such dividend (as so increased and after giving effect to tax at the Gross-Up Tax Rate) equals the Applicable Dividend Rate and (ii) notify the Paying Agent of the additional amount to be included in the dividend at least five Business Days prior to the applicable

Dividend Payment Date. The Trust will not be required to notify any Holder of RP of the prospective inclusion of, or to increase any dividend as a result of the inclusion of, any taxable income in any dividend other than as provided in this paragraph 3(m) or in paragraph 3(k) of this Part I.

4.  REDEMPTION: SHARES OF RP SHALL BE REDEEMABLE BY THE TRUST AS PROVIDED BELOW:
    ---------------------------------------------------------------------------

         (a) To the extent permitted under the 1940 Act, upon giving a Notice of Redemption, the Trust at its option may redeem shares of one or more series of RP, in whole or in part, on the next succeeding scheduled Dividend Payment Date applicable to those shares of RP called for redemption, out of funds legally available therefor, at the Optional Redemption Price per share; provided that no share of RP shall be subject to redemption pursuant to this paragraph 4(a) on any Dividend Payment Date during (A) the Initial Dividend Period with respect to such share or (B) a Non-Call Period to which such share is subject; and provided further that the Trust shall effect no redemption pursuant to this paragraph 4(a) if as a result of such redemption the Trust shall have failed to maintain S&P Eligible Assets and Moody's Eligible Assets with an aggregate Discounted Value at least equal to the RP Basic Maintenance Amount or to maintain the 1940 Act RP Asset Coverage. The Trust may not give a Notice of Redemption relating to an optional redemption as described in paragraph 4(a) unless, at the time of giving such Notice of Redemption, the Trust has available Deposit Securities with maturity or tender dates not later than the day preceding the applicable redemption date and having a Discounted Value not less than the amount due to Holders by reason of the redemption of shares of RP on such redemption date.

         (b) The Trust shall redeem, out of funds legally available therefor, at the Mandatory Redemption Price per share, certain of the shares of RP, to the extent permitted under the 1940 Act, if the Trust fails to maintain S&P Eligible Assets and Moody's Eligible Assets with an aggregate Discounted Value at least equal to the RP Basic Maintenance Amount or to maintain the 1940 Act RP Asset Coverage and such failure is not cured on or before the RP Basic Maintenance Cure Date or the 1940 Act Cure Date (each herein referred to as a "Cure Date"), as the case may be. The number of shares of RP to be redeemed shall be equal to the lesser of (i) the minimum number of shares of RP the redemption of which, if deemed to have occurred immediately prior to the opening of business on the Cure Date, together with all other Preferred Shares subject to redemption or retirement, would result in the satisfaction of the RP Basic Maintenance Amount or the 1940 Act RP Asset Coverage, as the case may be, on such Cure Date (provided that, if there is no such minimum number of shares of RP and other Preferred Shares the redemption of which would have such result, all shares of RP then outstanding shall be redeemed), and (ii) the maximum number of shares of RP, together with all other Preferred Shares subject to redemption or retirement, that can be redeemed out of funds expected to be legally available therefor. In determining the number of shares of RP required to be redeemed in accordance with the foregoing, the Trust shall allocate the number required to be redeemed to satisfy the RP Basic Maintenance Amount or the 1940 Act RP Asset Coverage, as the case may be, pro rata among shares of RP, Other RP and other Preferred Shares subject to redemption provisions similar to those contained in this paragraph 4(b). The Trust shall effect such redemption not later than 35 days after such Cure Date, except that if the Trust does not have funds legally available for the redemption of all of the required number of shares of RP and other Preferred Shares which are subject to mandatory redemption or the Trust otherwise is unable to effect such redemption on or prior to 35 days after such Cure Date, the Trust shall redeem those shares of RP and other Preferred Shares which it was unable to redeem on the earliest practicable date on which it is able to effect such redemption.

         Any share of RP shall be subject to mandatory redemption regardless of whether such share is subject to a Non-Call Period, provided that shares of RP subject to a Non-Call Period will only be subject to redemption to the extent that the other shares of RP are not available to satisfy the number of shares required to be redeemed. In such event, such shares subject to a Non-Call Period will be selected for redemption in an ascending order of outstanding Non-Call Period (with shares with the lowest number of days remaining in the period to be called first) and by lot in the event of equal outstanding Non-Call Periods.

         (c) Subject to paragraph 4(d) of this Part I, if fewer than all the outstanding shares of a series of RP are to be redeemed pursuant to this paragraph 4, the number of such shares of such series of RP so to be redeemed shall be a whole number of shares and shall be determined by the Trustees, and the Trust shall give a Notice of Redemption as provided in paragraph 4(e) of this Part I, provided that no such share of RP will be subject to optional redemption on any Dividend Payment Date during a Non-Call Period to which it is subject and shares of RP subject to a Non-Call Period will be subject to mandatory redemption only on the basis described under paragraph 4(b) of this
Part I. Unless certificates representing shares of the relevant series of RP are held by Holders other than the Securities Depository or its nominee, the Securities Depository, upon receipt of such notice, shall determine by lot (or, otherwise in accordance with procedures in effect at the time) the number of shares of such series of RP to be redeemed from the account of each Agent Member (which may include an Agent Member, including a Remarketing Agent, holding shares for its own account) and notify the Paying Agent of such determination. The Paying Agent, upon receipt of such notice, shall in turn determine by lot the number of shares of such series of RP to be redeemed from the accounts of the Beneficial Owners of the shares of RP whose Agent Members have been selected by the Securities Depository and give notice of such determination to the Remarketing Agents. In doing so, the Paying Agent may determine that shares of RP shall be redeemed from the accounts of some Beneficial Owners, which may include the Remarketing Agents, without shares of RP being redeemed from the accounts of other Beneficial Owners.

         (d) Notwithstanding paragraph 4(c) of this Part I, if any certificates representing shares of a series of RP are held by Holders other than the Securities Depository or its nominee, then the shares of such series of RP to be redeemed shall be selected by the Paying Agent by lot.

         (e) Any Notice of Redemption with respect to shares of a series of RP shall be given (A) in the case of a redemption pursuant to paragraph 4(a) of this Part I, by the Trust to the Paying Agent, the Securities Depository (and any other Holder) and the Remarketing Agents, by telephone, not later than 1:00 p.m. New York City time (and later confirmed in writing) not less than 20 nor more than 30 days prior to the earliest date upon which any such redemption may occur and (B) in the case of a mandatory redemption pursuant to paragraph 4(b) of this Part I, by the Trust to the Paying Agent, the Securities Depository (and any other Holder) and the Remarketing Agents, by telephone, not later than 1:00 p.m., New York City time (and later confirmed in writing) not less than 20 nor more than 30 days prior to the redemption date established by the Trustees and specified in such notice. In the case of a partial redemption of the shares of a series of RP, the Paying Agent shall use its reasonable efforts to provide telephonic notice to each Beneficial Owner of shares of RP called for redemption not later than the close of business on the Business Day on which the Paying Agent determines the shares to be redeemed, as described in paragraph 4(c) of this Part I (or, during a Non-Payment Period with respect to such shares, not later than the close of business on the Business Day immediately following the day on which the Paying Agent receives a Notice of Redemption from the Trust). Such telephonic notice shall be confirmed promptly in writing to the Remarketing Agents, the Securities Depository and each Beneficial Owner of shares of RP called for redemption not later than the close of business on the Business Day immediately following the day on which the Paying Agent determines the shares to be redeemed. In the case of a redemption in whole of the shares of RP, the Paying Agent shall use its reasonable efforts to provide telephonic notice to each Beneficial Owner of shares of a series of RP called for redemption not later than the close of business on the Business Day immediately following the day on which it receives a Notice of Redemption from the Trust. Such telephonic notice shall be confirmed promptly in writing to each Beneficial Owner of shares of RP called for redemption, the Remarketing Agents and the Securities Depository not later than the close of business on the second Business Day following the day on which the Paying Agent receives a Notice of Redemption.

         (f) Every Notice of Redemption and other redemption notice shall state: (i) the redemption date; (ii) the number of shares of each series of RP to be redeemed; (iii) the redemption price; (iv) that dividends on the shares of RP to be redeemed shall cease to accumulate as of such redemption date; and (v) the provision of the Declaration of Trust or the By-laws pursuant to which such shares are being redeemed. In addition, notice of redemption given to a Beneficial Owner by the Paying Agent shall state the CUSIP number, if any, of the shares of RP to be redeemed and the manner in which the Beneficial Owners of such shares may obtain payment of the redemption price. No defect in the Notice of Redemption or other redemption notice or in the transmittal or the mailing thereof shall affect the validity of the redemption proceedings, except as required by applicable law. The Paying Agent shall use its reasonable efforts to cause the publication of a Notice of Redemption in an Authorized Newspaper within two Business Days of the date of the Notice of Redemption, but failure so to publish such notification shall not affect the validity or effectiveness of any such redemption proceedings.

         (g) On any redemption date, the Trust shall deposit, irrevocably in trust, in same-day funds, with the Paying Agent, by 12:00 noon, New York City time, the Optional Redemption Price or Mandatory Redemption Price, as the case may be, for each share of RP called for redemption.

         (h) In connection with any redemption, upon the giving of a Notice of Redemption and the deposit of the funds necessary for such redemption with the Paying Agent in accordance with this paragraph 4, shares of RP so called for redemption shall no longer be deemed outstanding for any purpose and all rights of the Holders of shares of RP so called for redemption shall cease and terminate, except the right of the Holders thereof to receive the Optional Redemption Price or the Mandatory Redemption Price, as the case may be, but without any interest or other additional amount (except as provided in paragraph 3(k) or 3(l) of this Part I). The Trust shall be entitled to receive from the Paying Agent, promptly after the date fixed for redemption, any cash deposited with the Paying Agent as aforesaid in excess of the sum of
(i) the
aggregate redemption price of the shares of RP called for redemption on such date and (ii) all other amounts to which Holders of shares of RP called for redemption may be entitled. The Trust shall be entitled to receive, from time to time after the date fixed for redemption, any interest on any funds deposited in respect of such redemption. Any funds so deposited with the Paying Agent which are unclaimed at the end of ninety days from such redemption date shall, to the extent permitted by law, be repaid to the Trust, after which time the Holders of shares of RP so called for redemption shall look only to the Trust for payment of the redemption price and all other amounts to which they may be entitled. If any such unclaimed funds are repaid to the Trust, the Trust shall invest such unclaimed funds in Deposit Securities with a maturity of no more than one Business Day.

         (i) To the extent that any redemption for which Notice of Redemption has been given is not made by reason of the absence of legally available funds therefor, such redemption shall be made as soon as practicable to the extent such funds become available. Failure to redeem shares of RP shall be deemed to exist at any time after the date specified for redemption in a Notice of Redemption when the Trust shall have failed, for any reason whatsoever, to deposit funds with the Paying Agent pursuant to paragraph 4(g) of this Part I with respect to any shares for which such Notice of Redemption has been given.

          (j) Notwithstanding any of the foregoing provisions of this paragraph 4, the Remarketing Agents may, in their sole discretion, modify the procedures set forth above with respect to notification of redemption, provided that any such modification does not adversely affect any Holder of shares of the relevant series of RP or materially alter the obligations of the Paying Agent; and further provided that the Trust receives written confirmation from S&P that any such modification would not impair the ratings then assigned by S&P to shares of RP.

         (k) In effecting any redemption pursuant to this paragraph 4, the Trust shall use all reasonable efforts to satisfy all applicable procedural conditions precedent to effecting such redemption under the 1940 Act and Massachusetts law.

         (l) Notwithstanding the foregoing, (i) no share of RP may be redeemed pursuant to paragraph 4(a) of this Part I unless the full amount of accumulated but unpaid dividends to the date fixed for redemption for each such share of RP called for redemption shall have been declared, and (ii) no share of RP may be redeemed unless all outstanding shares of RP are simultaneously redeemed, nor may any shares of RP be purchased or otherwise acquired by the Trust except in accordance with a purchase offer made on substantially equivalent terms by the Trust for all outstanding shares of RP, unless, in each such instance, dividends (other than dividends, if any, to be paid pursuant to paragraph 3(k) or 3(l) of this Part I which have not yet become due and payable) on all outstanding shares of RP through the most recent Dividend Payment Date shall have been paid or declared and sufficient funds for the payment thereof deposited with the Paying Agent.

         (m) Except as set forth in this paragraph 4 with respect to redemptions and subject to paragraph 4(l) hereof, nothing contained herein shall limit any legal right of the Trust or any affiliate to purchase or otherwise acquire any share of RP at any price. Any shares of RP which have been redeemed, purchased or otherwise acquired by the Trust or any affiliate thereof may be resold if, after the resale, the Trust has Moody's Eligible Assets with an aggregate Discounted

Value equal to or greater than the RP Basic Maintenance Amount as provided in Paragraph 8(a) of this Part 1. In lieu of redeeming shares called for redemption, the Trust shall have the right to arrange for other purchasers to purchase from Holders all shares of RP to be redeemed pursuant to this paragraph 4, except those shares of RP to be redeemed pursuant to paragraph 4(b) hereof, by their paying to such Holders on or before the close of business on the redemption date an amount equal to not less than the redemption price payable by the Trust on the redemption of such shares, and the obligation of the Trust to pay such redemption price shall be satisfied and discharged to the extent such payment is so made by such purchasers. Prior to the purchase of such shares by such purchasers, the Trust shall notify each purchaser that such shares have been called for redemption.

         5. LIQUIDATION. (a) Upon a liquidation, dissolution or winding up of the affairs of the Trust, whether voluntary or involuntary, the Holders shall be entitled, whether from capital or surplus, before any assets of the Trust shall be distributed among or paid over to holders of Common Shares or any other class or series of shares of the Trust ranking junior to the RP as to liquidation payments, to be paid the amount of $50,000 per share of RP, plus an amount equal to all accumulated but unpaid dividends thereon (whether or not earned or declared) to but excluding the date of final distribution, in same-day funds. After any such payment, the Holders shall not be entitled to any further participation in any distribution of assets of the Trust, except as provided in paragraph 3(k) of this Part I.

         (b) If, upon any such liquidation, dissolution or winding up of the Trust, the assets of the Trust shall be insufficient to make such full payments to the Holders and the holders of any Preferred Shares ranking as to liquidation, dissolution or winding up on a parity with the RP (including the Other RP), then such assets shall be distributed among the Holders and such parity holders ratably in accordance with the respective amounts which would be payable on such shares of RP and any other such Preferred Shares if all amounts thereof were paid in full.

         (c) Neither the consolidation nor the merger of the Trust with or into any other entity or entities nor a reorganization of the Trust alone nor the sale, lease or transfer by the Trust of all or substantially all of its assets shall be deemed to be a dissolution or liquidation of the Trust.

         6. VOTING RIGHTS. (a) GENERAL. Except as otherwise provided in the Declaration of Trust or By-laws, each Holder of shares of RP and each record holder of Common Shares shall be entitled to one vote for each share held on each matter submitted to a vote of shareholders of the Trust, and the holders of outstanding Preferred Shares, including RP, and of Common Shares shall vote together as a single class; provided that, at any meeting of the shareholders of the Trust held for the election of Trustees, the holders of Preferred Shares, including RP, present in person or represented by proxy at said meeting, shall be entitled, as a class, to the exclusion of the holders of all other securities and classes of capital shares of the Trust, to elect two Trustees of the Trust, each Preferred Share, including RP, entitling the holder thereof to one vote. Subject to paragraph 6 (b) hereof, the holders of outstanding Common Shares and Preferred Shares, including RP, voting as a single class, shall elect the balance of the Trustees.

         (b) RIGHT TO ELECT MAJORITY OF TRUSTEES. During any period in which any one or more of the conditions described below shall exist (such period being referred to herein as a "Voting Period"), the number of Trustees shall be automatically increased by the smallest number that, when added to the two Trustees elected exclusively by the holders of Preferred Shares, would constitute a majority of the Trustees as so increased by such smallest number; and the holders of Preferred Shares shall be entitled, voting as a class on a one-vote-per-share basis (to the exclusion of the holders of all other securities and classes of capital shares of the Trust), to elect such smallest number of additional Trustees, together with the two Trustees that such holders are in any event entitled to elect. A
Voting Period shall commence:

              (i)       if at the close of business on any Dividend Payment
         Date accumulated dividends (whether or not earned or declared, and whether or not funds are then legally available in an amount sufficient therefor) on the outstanding shares of RP equal to at least two full years' dividends shall be due and unpaid and sufficient cash or securities shall not have been deposited with the Paying Agent for the payment of such accumulated dividends; or

              (ii) if at any time holders of any Preferred Shares other than the RP are entitled to elect a majority of the Trustees of the Trust.

         Upon the termination of a Voting Period, the voting rights described in this paragraph 6(b) shall cease, subject always, however, to the revesting of such voting rights in the Holders upon the further occurrence of any of the events described in this paragraph 6(b). A Voting Period shall terminate when all dividends in arrears shall have been paid as otherwise provided for.

         (c) OTHER ACTIONS. Except as otherwise provided herein, so long as any shares of RP are outstanding, the Trust shall not, without the affirmative vote or consent of the Holders of at least a majority of the shares of RP outstanding at the time, in person or by proxy, either in writing or at a meeting (voting separately as one class): (i) authorize, create or issue, or increase or decrease the authorized or issued amount of, any class or series of shares of beneficial interest ranking prior to or on a parity with the RP with respect to payment of dividends or the distribution of assets on liquidation, or increase or decrease the number of authorized Preferred Shares; (ii) amend, alter or repeal the provisions of the Declaration of Trust and the By-laws, including this Section 12.1, whether by merger, consolidation or otherwise, so as to affect materially and adversely any preference, right or power of such shares of RP or the Holders thereof; or (iii) take any other action (including without limitation bankruptcy proceedings) which pursuant to Section 18 (a) (2) (D) of the 1940 Act requires such approval by the Holders; provided that (i) the issuance of not more than the 1,260 Preferred Shares presently authorized and
(ii) the creation and issuance of series of Preferred Shares ranking junior to the RP with respect to payment of dividends and the distribution of assets on liquidation, will not be deemed to affect such preferences, rights or powers unless such issuance would, at the time thereof, cause the Trust not to satisfy the 1940 Act RP Asset Coverage or the RP Basic Maintenance Amount. To the extent permitted under the 1940 Act, the Trust shall not take any action which may adversely affect the rights of a Holder of shares of a series of RP differently than a Holder of shares of another series of RP, without the affirmative vote or consent of the Holders of at least a majority of the shares of RP of such potentially affected series outstanding at the time, in person or by proxy, either in writing or at a meeting (voting separately as a class) . To the extent that such an action may affect the rights of Holders of shares of series of RP in, a substantially similar manner, the Holders of shares of such series shall vote together as one class.

         The foregoing voting provisions shall not apply with respect to shares of RP if, at or prior to the time when a vote is required, such shares of RP shall have been (i) redeemed or (ii) called for redemption and sufficient funds (in the form of cash or Municipal Bonds rated at least P-1, MIG-1 or VMIG-1 by Moody's and which mature prior to the redemption date) shall have been deposited in trust to effect such redemption.

         Notwithstanding the foregoing, the Trustees may, without the vote or consent of the Holders of RP, from time to time amend, alter or repeal any or all of the provisions of paragraphs 12(a), 12(b), 12(c), 13(a) and 13(b) of this
Part I, as well as any or all of the definitions of the terms listed below, and any such amendment, alteration or repeal will be deemed not to affect the preferences, rights or powers of shares of RP or the Holders thereof, provided the Trustees receive written confirmation from Moody's, in the case of any such action with respect to paragraphs 12(b), 12(c), 13(a) and 13(b), or from S&P, in the case of any such action with respect to paragraphs 12(a), 13(a) and 13(b), or from both Moody's and S&P, in the case of any such action with respect to the definitions of the terms listed below, that any such amendment, alteration or repeal would not impair the ratings then assigned to shares of RP by the rating agency providing such confirmation:

Accountant's Confirmation                                    1940 Act Cure Date
Anticipation Notes                                           1940 Act RP Asset Coverage
Certificate of Minimum                                       Municipal Bonds
   Liquidity                                                 Municipal Index
Closing Transactions                                         Non-Payment Period Rate.
Deposit Securities                                           Other Issues
Discounted Value                                             Quarterly Valuation Date
Dividend Coverage Amount                                     Receivables for Municipal
Dividend Coverage Assets                                       Bonds Sold
Forward Commitments                                          RP Basic Maintenance Amount
Independent Accountant                                       RP Basic Maintenance Cure Date
Initial Margin                                               RP Basic Maintenance Report
Market Value                                                 S&P Discount Factor
Maximum Potential Additional                                 S&P Eligible Asset
  Dividend Liability                                         S&P Hedging Transaction
Minimum Liquidity Level                                      S&P Exposure Period
Moody's Discount Factor                                      S&P Volatility Factor
Moody's Eligible Asset                                       Treasury Bonds
Moody's Hedging Transaction                                  Valuation Date
Moody's Exposure Period                                      Variation Margin
Moody's Volatility Factor


         (d) VOTING PROCEDURES. (i) As soon as practicable after the accrual of any right of the holders of shares of Preferred Shares to elect additional Trustees as described in paragraph 6 (b) above, the Trust shall notify the Paying Agent and the Paying Agent shall call a special meeting of such holders, by mailing a notice of such special meeting to such holders, such meeting to be held not less than 10 nor more than 20 days after the date of mailing of such notice. If the Trust fails to send such notice to the Paying Agent or if the Paying Agent does not call such a special meeting, it may be called by any such holder on like notice. The record date for determining the holders entitled to notice of and to vote at such special meeting shall be the close of business on the fifth Business Day preceding the day on which such notice is mailed. At any such special meeting and at each meeting held during a Voting Period, such holders, voting together as a class (to the exclusion of the holders of all other securities and classes of capital shares of the Trust), shall be entitled to elect the number of Trustees prescribed in paragraph 6(b) above on a one-vote-per-share basis. At any such meeting or adjournment thereof in the absence of a quorum, a majority of such holders present in person or by proxy shall have the power to adjourn the meeting without notice, other than an announcement at the meeting, until a quorum is present.

         (ii) For purposes of determining any rights of the Holders to vote on any matter, whether such right is created by this Section 12.1, by the other provisions of the Declaration of Trust or the By-laws, by statute or otherwise, no Holder shall be entitled to vote and no share of RP shall be deemed to be "outstanding" for the purpose of voting or determining the number of shares required to constitute a quorum if, prior to or concurrently with the time of determination of shares entitled to vote or shares deemed outstanding for quorum purposes, as the case may be, sufficient funds (in the form of cash or Municipal Bonds rated at least P-1, MIG-1 or VMIG-1 by Moody's and which mature prior to the redemption date) for the redemption of such shares have been deposited in trust with the Paying Agent for that purpose and the requisite Notice of Redemption with respect to such shares shall have been given as provided in paragraph 4 of this Part I. No share of RP held by the Trust or any affiliate of the Trust shall have any voting rights or be deemed to be outstanding for voting purposes.

         (iii) The terms of office of all persons who are Trustees of the Trust at the time of a special meeting of Holders and holders of other Preferred Shares to elect Trustees shall continue, notwithstanding the election at such meeting by the Holders and such other holders of the number of Trustees that they are entitled to elect, and the persons so elected by the Holders and such other holders, together with the two incumbent Trustees elected by the Holders and such other holders of Preferred Shares and the remaining incumbent Trustees elected by the holders of the Common Shares and Preferred Shares, shall constitute the duly elected Trustees of the Trust.

         (iv) Simultaneously with the expiration of a Voting Period, the terms of office of the additional Trustees elected by the Holders and holders of other Preferred Shares pursuant to paragraph 6(b) above shall terminate, the remaining Trustees shall constitute the Trustees of the Trust and the voting rights of the Holders and such other holders to elect additional Trustees pursuant to paragraph 6 (b) above shall cease, subject to the provisions of the last sentence of paragraph 6(b).

         (e) EXCLUSIVE REMEDY. Unless otherwise required by law, the Holders of shares of RP shall not have any relative rights or preferences or other special rights other than those specifically set forth herein. The Holders of shares of RP shall have no preemptive rights or rights to cumulative voting. In the event that the Trust fails to pay any dividends on the shares of RP, the exclusive remedy of the Holders shall be the right to vote for Trustees pursuant to the provisions of this paragraph 6. In no event shall the Holders of shares of RP have any right to sue for, or bring a proceeding with respect to, such dividends or redemptions or damages for the failure to receive any dividends or the proceeds of a redemption.

         (f) Notification to Moody's and S&P. In the event a vote of Holders of RP is required pursuant to the provisions of Section 13(a) of the 1940 Act, the Trust shall, not later than ten Business Days prior to the date on which such vote is to be taken, notify Moody's and S&P that such vote is to be taken, the nature of the action with respect to which such vote is to be taken and, not later than 10 Business Days following the vote, the results of the vote.

         7. 1940 ACT RP ASSET COVERAGE. The Trust shall maintain, as of the last Business Day of each month in which any share of RP is outstanding, the 1940 Act RP Asset Coverage.

         8. RP BASIC MAINTENANCE AMOUNT. (a) The Trust shall maintain, on each Valuation Date, and shall verify to its satisfaction that it is maintaining on such Valuation Date, (i) S&P Eligible Assets having an aggregate Discounted Value equal to or greater than the RP Basic Maintenance Amount and (ii) Moody's Eligible Assets having an aggregate Discounted Value equal to or greater than the RP Basic Maintenance Amount. Upon any failure to maintain the required Discounted Value, the Trust will use its best efforts to alter the composition of its portfolio to retain the RP Basic Maintenance Amount on or prior to the RP Basic Maintenance Cure Date. If, on any Valuation Date, the Trust shall have Moody's Eligible Assets with a Discounted Value which exceeds the RP Basic Maintenance Amount by not more than 5%, the Adviser shall not alter the composition of the Trust's portfolio unless it determines that such action will not cause the Trust to have Moody's Eligible Assets with a Discounted Value less than the RP Basic Maintenance Amount.

         (b) The Trust will deliver an RP Basic Maintenance Report to the Remarketing Agents, the Paying Agent, Moody's and S&P as of (i) each Quarterly Valuation Date, (ii) the first day of a Special Dividend Period, and (iii) any other time when specifically requested by either Moody's or S&P, in each case at or before 5:00 p.m., New York City time, on the third Business Day after such day.

         (c) At or before 5:00 p.m., New York City time, on the third Business Day after a Valuation Date on which the Trust fails to maintain Moody's Eligible Assets or S&P Eligible Assets as the case may be, with an aggregate Discounted Value which exceeds the RP Basic Maintenance Amount by 5% or more or to satisfy the RP Basic Maintenance Amount, the Trust shall complete and deliver to the Remarketing Agents, the Paying Agent, Moody's and S&P an RP Basic Maintenance Report as of the date of such failure.

         (d) At or before 5:00 p.m., New York City time, on the third Business Day after a Valuation Date on which the Trust cures any failure to satisfy the RP Basic Maintenance Amount, the Trust shall complete and deliver to the Remarketing Agents, the Paying Agent, Moody's and S&P an RP Basic Maintenance Report as of the date of such cure.

         (e) An RP Basic Maintenance Report or Accountant's Confirmation will be deemed to have been delivered to the Remarketing Agents, the Paying Agent, Moody's and S&P if the Remarketing Agents, the Paying Agent, Moody's and S&P receive a copy or telecopy, telex or other electronic transcription thereof and on the same day the Trust mails to the Remarketing

Agents, the Paying Agent, Moody's and S&P for delivery on the next Business Day the full RP Basic Maintenance Report. A failure by the Trust to deliver an RP Basic Maintenance Report under subparagraph (b), (c) or (d) of this paragraph 8 shall be deemed to be delivery of an RP Basic Maintenance Report indicating that the Discounted Value for all assets of the Trust is less than the RP Basic Maintenance Amount, as of the relevant Valuation Date.

         (f) Whenever the Trust delivers an RP Basic maintenance Report to S&P pursuant to subparagraph (b) of this paragraph 8, it shall also deliver a Certificate of Minimum Liquidity to the Remarketing Agents and the Paying Agent.

         (g) Within ten Business Days after the date of delivery to the Remarketing Agents, the Paying Agent, S&P and Moody's of an RP Basic Maintenance Report in accordance with paragraph 8(b) above relating to a Quarterly Valuation Date, the Independent Accountant will confirm in writing to the Remarketing Agents, the Paying Agent, S&P and Moody's (i) the mathematical accuracy of the calculations reflected in such Report (and in any other RP Basic Maintenance Report, randomly selected by the Independent Accountant, that was delivered by the Trust during the quarter ending on such Quarterly Valuation Date); (ii) that, in such Report (and in such randomly selected Report), (a) the Trust determined in accordance with this Section
12.1 whether the Trust had, at such Quarterly Valuation Date (and at the Valuation Date addressed in such randomly selected Report), S&P Eligible Assets of an aggregate Discounted Value at least equal to the RP Basic Maintenance Amount and Moody's Eligible Assets of an aggregate Discounted Value at least equal to the RP Basic Maintenance Amount, (b) the aggregate amount of Dividend Coverage Assets equals or exceeds the Dividend Coverage Amount, and (c) it has obtained confirmation from the Pricing Service that the Market Value of portfolio securities as determined by the Pricing Service equals the mean between the quoted bid and asked prices or the yield equivalent (when quotations are readily available); (iii) that the Trust has excluded from the RP Basic Maintenance Report assets not qualifying as Eligible Assets; and (iv) with respect to such confirmation to Moody's, that the Trust has satisfied the requirements of clauses (A), (B), (C), (D), (E) and (G) of paragraph 12(b) of this Part I as of the Quarterly Valuation Date (and at the Valuation Date addressed in such randomly selected Report) (such confirmation is herein called the "Accountant's Confirmation"). In preparing the Accountant's Confirmation, the Independent Accountant shall be entitled to rely, without further investigation, on such interpretations of law by the Trust as may have been necessary for the Trust to perform the computations contained in the RP Basic Maintenance Report.

         (h) Within ten Business Days after the date of delivery to the Remarketing Agents, the Paying Agent, S&P and Moody's of an RP Basic Maintenance Report in accordance with paragraph 8(c) above relating to any Valuation Date on which the Trust failed to satisfy the RP Basic Maintenance Amount, the Independent Accountant will provide to the Remarketing Agents, the Paying Agent, S&P and Moody's an Accountant's Confirmation as to such RP Basic Maintenance Report.

         (i) Within ten Business Days after the date of delivery to the Remarketing Agents, the Paying Agent, S&P and Moody's of an RP Basic Maintenance Report in accordance with paragraph 8(d) above relating to any Valuation Date on which the Trust cured any failure to satisfy the RP Basic Maintenance Amount, the Independent Accountant will provide to the

Remarketing Agents, the Paying Agent, S&P and Moody's an Accountant's Confirmation as to such RP Basic Maintenance Report.

         (j) If any Accountant's Confirmation delivered pursuant to subparagraph (g), (h) or (i) of this paragraph 8 shows that an error was made in the RP Basic Maintenance Report for a particular Valuation Date for which such Accountant's confirmation was required to be delivered, or shows that a lower aggregate Discounted Value for the aggregate of all S&P Eligible Assets or Moody's Eligible Assets, as the case may be, of the Trust was determined by the Independent Accountant, the calculation or determination made by such Independent Accountant shall be final and conclusive and shall be binding on the Trust, and the Trust shall accordingly amend and deliver the RP Basic Maintenance Report to the Remarketing Agents, the Paying Agent, S&P and Moody's promptly following receipt by the Trust of such Accountant's Confirmation.

         (k) At or before 5:00 p.m., New York City time, on the first Business Day after the Date of Original Issue of the shares of RP, the Trust will complete and deliver to Moody's and S&P an RP Basic Maintenance Report as of the close of business on such Date of Original Issue. Within five Business Days of such Date of Original Issue, the Independent Accountant will provide to Moody's and S&P an Accountant's Confirmation as to such RP Basic Maintenance Report.

         (l) At or before 5:00 p.m., New York City time, on the first Business Day following any date on which the Trust repurchases any outstanding Common Shares, the Trust will complete and deliver to Moody's and S&P an RP Basic Maintenance Report as of the close of business on the date of the repurchase.

         9. MINIMUM LIQUIDITY LEVEL. (a) For so long as any shares of RP are rated by S&P, the Trust shall be required to maintain the Minimum Liquidity Level.

         (b) As of each Valuation Date, as long as any shares of RP are rated by S&P, the Trust shall determine (i) the Market Value of the Dividend Coverage Assets owned by the Trust as of that Valuation Date, (ii) the Dividend Coverage Amount on that Valuation Date, and (iii) whether the Minimum Liquidity Level is met as of that Valuation Date. The calculations of the Dividend Coverage Assets, the Dividend Coverage Amount and whether the Minimum Liquidity Level is met shall be set forth in a certificate (a "Certificate of Minimum Liquidity") dated as of the Valuation Date and deliverable to S&P as provided herein. The RP Basic Maintenance Report and the Certificate of Minimum Liquidity may be combined in one certificate. The Trust shall cause a Certificate of Minimum Liquidity to be delivered to S&P not later than the close of business on the third Business Day after a Valuation Date with respect to which an RP Basic Maintenance Report must be delivered as required by paragraph 8(b). The Minimum Liquidity Level shall be deemed to be met as of any Valuation Date if the Trust has timely delivered a Certificate of Minimum Liquidity relating to such date which states that the same has been met and which is not manifestly inaccurate. In the event that a Certificate of Minimum Liquidity is not delivered to S&P when required, the Minimum Liquidity Level shall be deemed not to have been met as of the applicable date.

         (c) If the Minimum Liquidity Level is not met as of any Valuation Date, then the Trust shall purchase or otherwise acquire Dividend Coverage Assets to the extent necessary so that the Minimum Liquidity Level is met as of the fifth Business Day following such Valuation Date. The Trust shall, by such fifth Business Day, provide to S&P a Certificate of Minimum Liquidity setting forth the calculations of the Dividend Coverage Assets and the Dividend Coverage Amount and showing that the Minimum Liquidity Level is met as of such fifth Business Day together with a report of the custodian of the Trust's assets confirming the amount of the Trust's Dividend Coverage Assets as of such fifth Business Day.

         10. RESTRICTIONS ON CERTAIN DISTRIBUTIONS. For so long as any share of RP is outstanding, (a) the Trust shall not declare, pay or set apart for payment any dividend or other distribution (other than a dividend or distribution paid in shares of, or options, warrants or rights to subscribe for or purchase, Common Shares or other shares, if any, ranking junior to the shares of RP as to dividends and upon liquidation) in respect of the Common Shares or any other shares of the Trust ranking junior to or on a parity with the shares of RP as to dividends or upon liquidation, or call for redemption, redeem, purchase or otherwise acquire for consideration any Common Shares or any other such junior shares or parity shares (except by conversion into or exchange for shares of the Trust ranking junior to the shares of RP as to dividends and upon liquidation), unless (i) full cumulative dividends on shares of RP and Other RP through the most recent Dividend Payment Date shall have been paid or shall have been declared and sufficient funds for the payment thereof deposited with the Paying Agent and (ii) the Trust has redeemed the full number of shares of RP and Other RP required to be redeemed by any provision for mandatory redemption pertaining thereto, and (b) the Trust will not declare, pay or set apart for payment any dividend or other distribution (other than a dividend or distribution paid in shares of, or options, warrants or rights to subscribe for or purchase, Common Shares or other shares, if any, ranking junior to shares of RP as to dividends and upon liquidation) in respect of Common Shares or any other shares of the Trust ranking junior to or on a parity with shares of RP as to dividends or upon liquidation, or call for redemption, redeem, purchase or otherwise acquire for consideration any Common Shares or any other such junior or parity shares (except by conversion into or exchange for shares of the Trust ranking junior to shares of RP as to dividends and upon liquidation), unless (i) immediately after such transaction the aggregate Discounted Value of Moody's Eligible Assets and S&P Eligible Assets would at least equal the RP Basic Maintenance Amount and (ii) the Trust meets the applicable requirements of Section 18(a)(2)(B) of the 1940 Act.

         11. NOTICE. All notices or communications, unless otherwise specified in these By-laws, shall be sufficiently given if in writing and delivered in person or mailed by first-class mail, postage prepaid. Notice shall be deemed given on the earlier of the date received or the date seven days after which such notice is mailed.

         12. FUTURES AND OPTIONS TRANSACTIONS; FORWARD COMMITMENTS.
         (a) For so long as any shares of RP are rated by S&P, the Trust will not purchase or sell futures contracts, write, purchase or sell options on futures contracts or write put options (except covered put options) or call options (except covered call options) on portfolio securities unless it receives written confirmation from S&P that engaging in such transactions will not impair the rating then assigned to the shares of RP by S&P, except that the Trust may purchase or sell futures contracts based on the Bond Buyer Municipal Bond Index (the "Municipal Index") or United States Treasury Bonds with remaining maturities of ten years or more ("Treasury Bonds") and write, purchase or sell put and call options on such contracts (collectively "S&P Hedging Transactions"), subject to the following limitations:

            (A) the Trust will not engage in any S&P Hedging Transaction based on the Municipal Index (other than transactions which terminate a futures contract or option held by the Trust by the Trust's taking an opposite position thereto ("Closing Transactions")), which would cause the Trust at the time of such transaction to own or have sold (1) 1,001 or more outstanding futures contracts based on the Municipal Index, (2) outstanding futures contracts based on the Municipal Index and on Treasury Bonds exceeding in number 25% of the quotient of the Market Value of the Trust's total assets divided by $100,000 or (3) outstanding futures contracts based on the Municipal Index exceeding in number 10% of the average number of daily traded futures contracts based on the Municipal Index in the thirty days preceding the time of effecting such transaction as reported by THE WALL STREET JOURNAL;

            (B) the Trust will not engage in any S&P Hedging Transaction based on Treasury Bonds (other than Closing Transactions) which would cause the Trust at the time of such transaction to own or have sold (1) outstanding futures contracts based on Treasury Bonds and on the Municipal Index exceeding in number 25% of the quotient of the Market Value of the Trust's total assets divided by $100,000 or (2) outstanding futures contracts based on Treasury Bonds exceeding in number 10% of the average number of daily traded futures contracts based on Treasury Bonds in the thirty days preceding the time of effecting such transaction as reported by THE WALL STREET JOURNAL;

            (C) the Trust will engage in Closing Transactions to close out any outstanding futures contract which the Trust owns or has sold or any outstanding option thereon owned by the Trust in the event (i) the Trust does not have S&P Eligible Assets with an aggregate Discounted Value equal to or greater than the RP Basic Maintenance Amount on two consecutive Valuation Dates and (ii) the Trust is required to pay Variation Margin on the second such Valuation Date;

            (D) the Trust will engage in a Closing Transaction to close out any outstanding futures contract or option thereon in the month prior to the delivery month under the terms of such futures contract or option thereon unless the Trust holds the securities deliverable under such terms; and

            (E) when the Trust writes a futures contract or option thereon (including a futures contract or option thereon which requires delivery of an underlying security), it will either maintain an amount of cash, cash equivalents or short-term, fixed-income securities in a segregated account with the Trust's custodian, so that the amount so segregated plus the amount of Initial Margin and Variation Margin held in the account of or on behalf of the Trust's broker with respect to such futures contract or option equals the Market Value of the futures contract or option, or, in the event the Trust writes a futures contract or option thereon which requires delivery of an underlying security, it shall hold such underlying security in its portfolio.

         For purposes of determining whether the Trust has S&P Eligible Assets with a Discounted Value that equals or exceeds the RP Basic Maintenance Amount, such Discounted Value shall, unless the Trust receives written confirmation from S&P to the contrary, be reduced by an amount equal to (i) 30% of the aggregate settlement value, as marked to market, of any outstanding futures contracts based on the Municipal Index which are owned by the Trust plus (ii) 25% of the aggregate settlement value, as marked to market, of any outstanding futures contracts based on Treasury Bonds which contracts are owned by the Trust.

         (b) For so long as any shares of RP are rated by Moody's, the Trust will not buy or sell futures contracts, write, purchase or sell put or call options on futures contracts or write put or call options (except covered call or put options) on portfolio securities unless it receives written confirmation from Moody's that engaging in such transactions would not impair the rating then assigned to the shares of RP by Moody's, except that the Trust may purchase or sell exchange-traded futures contracts based on the Municipal Index or Treasury Bonds and purchase, write or sell exchange-traded put options on such futures contracts and purchase, write or sell exchange-traded call options on such futures contracts (collectively "Moody's Hedging Transactions"), subject to the following limitations:

            (A) the Trust will not engage in any Moody's Hedging Transaction based on the Municipal Index (other than Closing Transactions) which would cause the Trust at the time of such transaction to own or have sold (1) outstanding futures contracts based on the Municipal Index exceeding in number 10% of the average number of daily traded futures contracts based on the Municipal Index in the thirty days preceding the time of effecting such transaction as reported by THE WALL STREET JOURNAL or (2) outstanding futures contracts based on the Municipal Index having a Market Value exceeding the Market Value of Municipal Bonds constituting Moody's Eligible Assets owned by the Trust;

            (F)   the Trust will not engage in any Moody's Hedging
      Transaction based on Treasury Bonds (other than Closing Transactions) which would cause the Trust at the time of such transaction to own or have sold in the aggregate (1) outstanding futures contracts based on Treasury Bonds having an aggregate Market Value exceeding 10% of the aggregate Market Value of all Moody's Eligible Assets owned by the Trust and rated Aaa by Moody's, (2) outstanding futures contracts based on Treasury Bonds having an aggregate Market Value exceeding 50% of the aggregate Market Value of all Moody's Eligible Assets owned by the Trust and rated Aa by Moody's (or, if not rated by Moody's but rated by S&P, rated AAA by S&P) or (3) outstanding futures contracts based on Treasury Bonds having an aggregate Market Value exceeding 90% of the aggregate Market Value of Moody's Eligible Assets owned by the Trust and rated Baa or A by Moody's (or, if not rated by Moody's but rated by S&P, rated A or AA by S&P) (for purposes of the foregoing clauses (A) and (B), the Trust shall be deemed to own the number of futures contracts that underlie any outstanding options written by the Trust);

            (G) the Trust will engage in Closing Transactions to close out any outstanding futures contract based on the Municipal Index if the amount of open interest in the Municipal Index as reported by THE WALL STREET JOURNAL is less than 5,000;

            (H) the Trust will engage in a Closing Transaction to close out any outstanding futures contract by no later than the fifth Business Day of the month in which such contract expires and will engage in a Closing Transaction to close out any outstanding option on a futures contract by no later than the first Business Day of the month in which such option expires;

            (I) the Trust will engage in Moody's Hedging Transactions only with respect to futures contracts or options thereon having the next settlement date for such type of futures contract or option, or the settlement date immediately thereafter;

            (J) the Trust will not engage in options and futures transactions for leveraging or speculative purposes unless Moody's shall advise the Trust that to do so would not adversely affect Moody's' then current rating of the shares of RP; provided, however, that the Trust will not be deemed to have engaged in a futures or options transaction for leveraging or speculative purposes so long as it has done so otherwise in accordance with this paragraph 12; and

            (K) the Trust will not enter into an option or futures transaction unless, after giving effect thereto, the Trust would continue to have Moody's Eligible Assets with an aggregate Discounted Value equal to or greater than the RP Basic Maintenance Amount.

         For purposes of determining whether the Trust has Moody's Eligible Assets with an aggregate Discounted Value that equals or exceeds the RP Basic Maintenance Amount, the Discounted Value of Moody's Eligible Assets which the Trust is obligated to deliver or receive pursuant to an outstanding futures contract or option shall be as follows (unless the Trust receives written confirmation to the contrary from Moody's): (i) assets subject to call options written by the Trust which are either exchange-traded and "readily reversible" or which expire within 48 days after the date as of which such valuation is made shall be valued at the lesser of (a) Discounted Value and
(b) the exercise price of the call option written by the Trust; (ii) assets subject to call options written by the Trust not meeting the requirements of clause (i) of this sentence shall have no value; (iii) assets subject to put options written by the Trust shall be valued at the lesser of (a) the exercise price and (b) the Discounted Value of such security; and (iv) futures contracts shall be valued at the lesser of (a) settlement price and
(b) the Discounted Value of the subject security, provided that, if a contract matures within 48 days after the date as of which such valuation is made, where the Trust is the seller the contract may be valued at the settlement price and where the Trust is the buyer the contract may be valued at the Discounted Value of the subject securities.

         For purposes of determining whether the Trust has Moody's Eligible Assets with an aggregate Discounted Value that equals or exceeds the RP Basic Maintenance Amount, the following amounts shall be added to the RP Basic Maintenance Amount required to be maintained by the Trust under paragraph 8(a) of this Part I (unless the Trust receives written confirmation to the contrary from Moody's): (i) 10% of the exercise price of a written call option; (ii) the exercise price of any written put option; (iii) where the Trust is the seller under a futures contract, 10% of the settlement price of the futures contract; (iv) where the Trust is the purchaser under a futures contract, the settlement price of assets to be purchased under such futures contract; (v) the settlement price of the underlying futures contract if the Trust writes put options on a futures contract; and (vi) 105% of the Market Value of the underlying futures contracts if the Trust writes call options on futures contracts and does not own the underlying contract.

         (c) For so long as any shares of RP are rated by Moody's, the Trust will not enter into any contract to purchase securities for a fixed price at a future date beyond customary settlement time (other than such contracts that constitute Moody's Hedging Transactions that are permitted under paragraph 12(b) of this Part I), except that the Trust may enter into such contracts to purchase newly-issued securities on the date such securities are issued ("Forward Commitments"), subject to the following limitations:

            (A) the Trust will maintain in a segregated account with its custodian cash, cash equivalents or short-term, fixed income securities rated P-1, MIG-1 or VMIG-1 by Moody's and maturing prior to the date of the Forward Commitment with a face value that equals or exceeds the amount of the Trust's obligations under any Forward Commitments to which it is from time to time a party or long-term fixed income securities with a Discounted Value that equals or exceeds the amount of the Trust's obligations under any Forward Commitments to which it is from time to time a party; and

            (L) the Trust will not enter into a Forward Commitment unless, after giving effect thereto, the Trust would continue to have Moody's Eligible Assets with an aggregate Discounted Value equal to or greater than the RP Basic Maintenance Amount.

         For purposes of determining whether the Trust has Moody's Eligible Assets with an aggregate Discounted Value that equals or exceeds the RP Basic Maintenance Amount, the Discounted Value of all Forward Commitments to which the Trust is a party and of all securities deliverable to the Trust pursuant to such Forward Commitments shall be zero.

      13. CERTAIN OTHER RESTRICTIONS. For so long as any shares of RP are outstanding,

      (a) the Trust will not, unless it has received written confirmation from Moody's and S&P that any such action would not impair the ratings then assigned by Moody's and S&P to shares of RP, engage in any one or more of the following transactions:

         (i) borrow any money except as may be necessary for the clearance of purchases and sales of portfolio securities and which borrowings shall be repaid within 60 days and not be extended or renewed (provided that no such borrowing will be permitted unless the Trust, after giving effect to such borrowing, maintains S&P Eligible Assets at least equal to the RP Basic Maintenance Amount);

         (ii)     lend portfolio securities;

         (iii)    designate a new Pricing Service;

         (iv)     engage in short sales;

         (v)      merge or consolidate with any other entity;

         (vi)     engage in reverse repurchase agreements; or

         (vii) issue a class or series of shares of beneficial interest ranking prior to or on a parity with the RP with respect to payment of dividends or the distribution of assets on liquidation.

         (b) For so long as shares of RP are rated by Moody's or S&P, the Trust shall give to Moody's or S&P, as the case may be, prompt written notice of the following circumstances:

         (i) any change to the Declaration of Trust or Article 12 of the By-laws;

         (ii) any failure to declare or pay any dividend on the shares of RP;

         (iii)    any mandatory or optional redemption of the shares of RP;

         (iv) any assumption of control of the Trustees by the Holders of shares of RP pursuant to Section 6(b) of this Part I;

         (v) in the event the Trust shall not be a party to a pricing services agreement and dealer quotes on assets are not available;

         (vi) in the event that the Applicable Dividend Rate equals or exceeds 95% of the applicable Reference Rate;

         (vii) any person owning of record more than 5% of the Trust's Common Shares;

         (viii) a change in Internal Revenue Service rules on Additional Dividends relating to the operation of the Trust; and

         (ix) The Putnam Management Company, Inc. is no longer the Trust's investment manager.

         14. LEGALLY AVAILABLE FUNDS. For purposes of this Section 12.1, funds shall not be "legally available" for the payment of dividends or the redemption price with respect to any share of RP if the Trust is insolvent at the time such payment would be made or to the extent that such payment cannot be made without rendering the Trust insolvent.

                                     PART II

                             REMARKETING PROCEDURES


         The provisions of this Part II and other provisions of these By-laws describe the procedures pursuant to which the Applicable Dividend Rate shall, except as otherwise provided in these By-laws, be determined for any Dividend Period. In the event that any of the Remarketing Agents, Paying Agent, Securities Depository, Agent Members and Beneficial Owners fail for any reason to perform any of the acts or obligations to be performed by him or it as described herein, then no Holder or Beneficial Owner of any shares of RP shall have any right in respect thereof against the Trust or any Trustee or officer of the Trust, and the sole obligation of the Trust in respect of the determination of the amount and the payment of any dividend shall be to pay to the Holders of the RP as shown on the share transfer books of the Trust from time to time dividends at the Applicable Dividend Rate as determined in accordance with the terms of this Part II and any other applicable provisions of these By-laws. Notwithstanding any provision of these By-laws, the Trust shall have no obligation at any time to provide notice (other than to the Remarketing Agents, the Paying Agent, the Securities Depository, S&P and Moody's), or to make any payment (in respect of any dividend or otherwise), to any person other than the Holders of the shares of RP shown on the share transfer books of the Trust from time to time, and the providing of any notice or the payment of any amount to such Holders (or to such other entities) shall discharge in full for all purposes (including without limitation as against all Beneficial Owners of any shares of RP) the Trust's obligation to provide any notice or to make any payment.

     1. REMARKETING SCHEDULE. Each Remarketing shall take place over a two-Business Day period consisting of the Remarketing Date and the Settlement Date. Such dates or the method of establishing such dates shall be determined by the Trustees from time to time.

     2. PROCEDURE FOR TENDERING. (a) Each share of a series of RP is subject to Tender and Dividend Reset at the end of each Dividend Period for such series and may be tendered in the Remarketing which commences on the Remarketing
Date immediately prior to the end of the current Dividend Period. By 9:00 a.m., New York City time, on each such Remarketing Date, the Remarketing
Agents shall, after canvassing the market and considering prevailing market conditions at the time for shares of RP and similar securities, provide Beneficial Owners non-binding indications of the Applicable Dividend Rate for the next succeeding 28-day Dividend Period or, if applicable, a Special Dividend Period; provided that, if the Trust has designated the next Dividend Period as a Special Dividend Period, the Remarketing Agents will provide to Beneficial Owners a non-binding indication only of the Applicable Dividend
Rate for such Special Dividend Period. The actual Applicable Dividend Rate for such Dividend Period may be greater than or less than the rate per annum indicated in such non-binding indications (but not greater than the applicable Maximum Dividend Rate). By 12:00 noon, New York City time, on such Remarketing Date, each Beneficial Owner of a share of the relevant series of RP must notify a Remarketing Agent of its desire, on a share-by-share basis, either to tender such share of RP at a price of $50,000 per share or to continue to hold such share for the next 28-day Dividend Period or, if applicable, the next Special Dividend Period. Beneficial Owners who do not provide such notice shall be deemed to have elected (i) to hold all their shares of RP if each of the current Dividend Period and succeeding Dividend Period is a 28-day Dividend Period or a Special Dividend Period of 60 days or less, and (ii) to tender all their shares of RP if the current Dividend
Period or succeeding Dividend Period is a Special Dividend Period of more than 60 days. Any notice given to a Remarketing Agent to tender or hold shares for a particular Dividend Period shall be irrevocable and shall not be conditioned upon the level at which the Applicable Dividend Rate is established. A Remarketing Agent may, in its sole discretion, (i) at the request of a Beneficial Owner that has tendered one or more shares to such Remarketing Agent, waive such Beneficial Owner's tender, and thereby enable such Beneficial Owner to continue to hold the share or shares for the next 28-day Dividend Period or, if applicable, a designated Special Dividend
Period, as agreed to by such Beneficial Owner and such Remarketing Agent at such time, so long as such tendering Beneficial Owner has indicated to such Remarketing Agent that it would accept the new Applicable Dividend Rate for such Dividend Period, such waiver to be contingent upon the Remarketing Agents' ability to remarket all shares of RP tendered in such Remarketing, and (ii) at the request of a Beneficial Owner that has elected to hold one or more of its shares of RP, waive such Beneficial Owner's election with respect thereto, such waiver to be contingent upon the Remarketing Agents' ability to remarket all shares of RP tendered in such Remarketing.

         (b) The ability of each Beneficial Owner to tender shares of RP in a Remarketing shall be limited to the extent that (i) the Remarketing Agents conduct a Remarketing pursuant to the terms of the Remarketing Agreement,
(ii) shares tendered have not been called for redemption and (iii) the Remarketing Agents are able to find a purchaser or purchasers for tendered shares of RP at an Applicable Dividend Rate for the next applicable Dividend Period that is not in excess of the Maximum Dividend Rate for such Dividend Period.

         (3) DETERMINATION OF APPLICABLE DIVIDEND RATES. (a) By 3:00 p.m., New York City time, on each Remarketing Date, the Remarketing Agents shall determine the Applicable Dividend Rate to the nearest one-thousandth (0.001) of one percent per annum for the next 28-day Dividend Period, or, if designated, Special Dividend Period. The Applicable Dividend Rate for each such Dividend Period, except as otherwise required herein, shall be the dividend rate per annum which the Remarketing Agents determine, in their sole judgment, to be the lowest rate that will enable them to remarket on behalf of the Beneficial Owners thereof all shares of RP subject to Tender and Dividend Reset in such Remarketing and tendered to them on such Remarketing Date at a price of $50,000 per share.

         (b) If no Applicable Dividend Rate shall have been established on a Remarketing Date in a Remarketing for the next 28-day Dividend Period, or Special Dividend Period, if any, for any reason (other than because there are no Remarketing Agents, the Remarketing Agents are not required to conduct a Remarketing pursuant to the terms of the Remarketing Agreement or the Remarketing Agents are unable to remarket on the Remarketing Date all shares of RP tendered (or deemed tendered) to them at a price of $50,000 per share), then the Remarketing Agents, in their sole discretion, shall, if necessary and except during a Non-Payment Period, after taking into account market conditions as reflected in the prevailing yields on fixed and variable rate taxable and tax exempt debt securities and the prevailing dividend yields of fixed and variable rate preferred stock, determine the Applicable Dividend Rate that would be the rate per annum that would be the initial dividend rate fixed in an offering on such Remarketing Date, assuming in each case a comparable dividend period, issuer and security. If there is no Remarketing because there are no Remarketing Agents or the Remarketing Agents are not required to conduct a Remarketing pursuant to the Remarketing Agreement or if the Remarketing Agents are unable to remarket on the Remarketing Date all shares of a series of RP tendered (or deemed tendered) to them at a price of $50,000 per share, then, except during a Non-Payment Period, the Applicable Dividend Rate for the subsequent Dividend Period for such series and for each subsequent Dividend Period for such series for which no Remarketing takes place because of the foregoing shall be the applicable Maximum Dividend Rate for a 28-day Dividend Period and the next Dividend Period for such series and each such subsequent Dividend Period shall be a 28-day Dividend Period.

         (c) In determining such Applicable Dividend Rate, the Remarketing Agents shall, after taking into account market conditions as reflected in the prevailing yields on fixed and variable rate taxable and tax-exempt debt securities and the prevailing dividend yields of fixed and variable rate preferred stock determined for the purpose of providing non-binding indications of the Applicable Dividend Rate to Beneficial Owners and potential purchasers of shares of RP, (i) consider the number of shares of RP tendered and the number of shares of RP potential purchasers are willing to purchase and (ii) contact by telephone or otherwise current and potential Beneficial Owners of shares of RP subject to Tender and Dividend Reset to ascertain the dividend rates at which they would be willing to hold shares of RP.

         (d) The Applicable Dividend Rate shall be determined as aforesaid by the Remarketing Agents in their sole discretion (except as otherwise provided in this Section 12.1 with respect to an Applicable Dividend Rate that shall be the Non-Payment Period Rate or the Maximum Dividend Rate) and shall be conclusive and binding on Holders and Beneficial Owners.

         (e) Except during a Non-Payment Period, the Applicable Dividend Rate for any Dividend Period shall not be more than the applicable Maximum Dividend Rate.

         (4) ALLOCATION OF SHARES; FAILURE TO REMARKET AT $50,000 PER SHARE.
(a) If the Remarketing Agents are unable to remarket by 3:00 p.m., New York City time, on a Remarketing Date all shares of RP tendered (or deemed tendered) to them in the related Remarketing at a price of $50,000 per share,
(i) each Beneficial Owner that tendered or was deemed to have tendered shares of RP for sale shall sell a number of shares of RP on a pro rata basis, to the extent practicable, or by lot, as determined by the Remarketing Agents in their sole discretion, based on the number of orders to purchase shares of RP in such Remarketing, and (ii) the Applicable Dividend Rate for the next Dividend Period for such series, which shall be a 28-day Dividend Period, shall be the Maximum Dividend Rate for such 28-day Dividend Period.

         (b) If the allocation procedures described above would result in the sale of a fraction of a share of RP, the Remarketing Agents shall, in their sole discretion, round up or down the number of shares of RP sold by each Beneficial Owner on the applicable Remarketing Date so that each share sold by a Beneficial Owner shall be a whole share of RP, and the total number of shares sold equals the total number of shares purchased on such Remarketing Date.

         (5) NOTIFICATION OF RESULTS; SETTLEMENT. (a) By telephone at approximately 3:30 p.m., New York City time, on each Remarketing Date, the Remarketing Agents shall advise each Beneficial Owner of tendered shares and each purchaser thereof (or the Agent Member thereof) (i) of the number of shares such Beneficial owner or purchaser is to sell or purchase and (ii) to give instructions to its Agent Member to deliver such shares against payment therefor or to pay the purchase price against delivery as appropriate. The Remarketing Agents will also advise each Beneficial Owner or purchaser that is to continue to hold, or to purchase, shares with a Dividend Period beginning on the Business Day following such Remarketing Date of the Applicable Dividend Rate for such shares.

         (b) In accordance with the Securities Depository's normal procedures, on the Settlement Date, the transactions described above with respect to each share of RP shall be

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executed through the Securities Depository, if the Securities Depository or
its nominee holds or is to hold the certificate relating to the shares to be purchased, and the accounts of the respective Agent Members of the Securities Depository shall be debited and credited and shares delivered by book entry as necessary to effect the purchases and sales of shares of RP in the related Remarketing. Purchasers of shares of RP shall make payment to the Paying Agent in same-day funds against delivery to such purchasers or their nominees of one or more certificates representing shares of RP, or, if the Securities Depository or its nominee holds or is to hold the certificate relating to the shares to be purchased, through their Agent Members in same-day funds to the Securities Depository against delivery by book entry of shares of RP through their Agent Members. The Securities Depository shall make payment in accordance with its normal procedures.

         (c) If any Beneficial Owner selling shares of RP in a Remarketing fails to deliver such shares, the Agent Member of such selling Beneficial Owner and of any other person that was to have purchased shares of RP in such Remarketing may deliver to any such other person a number of whole shares of RP that is less than the number of shares that otherwise was to be purchased by such person. In such event, the number of shares of RP to be so delivered shall be determined by such Agent Member. Delivery of such lesser number of shares of RP shall constitute good delivery.

         (d) The Remarketing Agents, the Paying Agent and the Securities Depository each will use its reasonable commercial efforts to meet the timing requirements set forth in paragraphs (a) and (b) above; provided that, in the event that there is a delay in the occurrence of any delivery or other event connected with a Remarketing, the Remarketing Agents, the Paying Agent and the Securities Depository each will use its reasonable commercial efforts to accommodate such delivery in furtherance of the Remarketing.

         (e) Notwithstanding any of the foregoing provisions of this paragraph 5, the Remarketing Agents may, in their sole discretion, modify the settlement procedures set forth above with respect to any Remarketing, provided any such modification does not adversely affect the Beneficial Owners or the Holders of RP or the Trust.

         (f) Neither the Trust, the Paying Agent nor any of the Remarketing Agents shall be obligated in any case to provide funds to make payment to a Beneficial Owner upon such Beneficial Owner's tender of its shares of RP in a Remarketing, unless, in each case, such shares of RP were acquired for the account of the Trust, the Paying Agent or any of the Remarketing Agents.

         (6) PURCHASE OF SHARES OF RP BY REMARKETING AGENTS. The Remarketing Agents may purchase for their own account shares of RP in a Remarketing, provided that they purchase all tendered (or deemed tendered) shares of RP not sold in such Remarketing to other purchasers. If the Remarketing Agents hold shares of RP for their own account upon completion of a Remarketing, they must establish an Applicable Dividend Rate with respect to such shares in such Remarketing that is not higher than the Applicable Dividend Rate that would have been established if the Remarketing Agents did not hold or had not purchased such shares. Except as provided in the first sentence of this paragraph 6, the Remarketing Agents shall not be obligated to purchase any shares of RP that would otherwise remain unsold in a Remarketing. If the

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Remarketing Agents hold for their own account any shares of RP subject to a
Remarketing immediately prior to such Remarketing and if all other shares subject to such Remarketing and tendered for sale by other Beneficial Owners of shares of RP (including circumstances where any of the Remarketing Agents hold such shares as nominee) have been sold in such Remarketing, then the Remarketing Agents may sell such number of their shares in such Remarketing as there are outstanding orders to purchase that have not been filled by shares tendered for sale by other Beneficial Owners.

         (7) APPLICABLE DIVIDEND RATE DURING A NON-PAYMENT PERIOD. So long as a Non-Payment Period shall continue, paragraphs 1, 2, 3, 4, 5 and 6 of this
Part II shall not be applicable to any of the shares of RP and the shares of RP shall not be subject to Tender and Dividend Reset.

         (8) TRANSFERS. Unless the Trust has elected, during a Non-Payment Period, to waive this requirement, ownership of shares of RP will be maintained in book entry form by the Securities Depository, for the account of a designated Agent Member which, in turn, shall maintain records of such purchaser's beneficial ownership.

         (9) MISCELLANEOUS. (a) To the extent permitted by applicable law, the Trustees may interpret or adjust the provisions hereof to resolve any inconsistency or ambiguity, or to remedy any formal defect.

         (b) Notwithstanding any provision of these By-laws, (i) no Remarketing Agent, Paying Agent, Securities Depository or Agent Member shall have any obligation in respect of any person having any interest in any share of RP other than the Beneficial Owner thereof, and the Paying Agent shall have no obligation to record any transfer of beneficial ownership in any share unless and until it shall have received proper notice and evidence of such transfer and the right of the transferee in accordance with its procedures in effect from time to time, and (ii) the record books of the Trust as kept by the Paying Agent shall be conclusive as to who is the Holder of any share of RP and as to the number of shares of RP held from time to time by any Holder, and the Trust shall have no obligation in respect of any share of RP to any person other than such Holder.

         (10) SECURITIES DEPOSITORY; SHARES CERTIFICATES. (a) If there is a Securities Depository, one certificate for all of the shares of a series of RP shall be issued to the Securities Depository and registered in the name of the Securities Depository or its nominee. Any such certificate shall bear a legend to the effect that such certificate is issued subject to the provisions contained in this Section 12.1. Unless the Trust shall have elected, during a Non-Payment Period, to waive this requirement, the Trust will also issue stop-transfer instructions to this effect to the Paying Agent for the shares of RP. Except as provided in paragraph (b) below, the Securities Depository or its nominee will be the Holder, and no Beneficial Owner shall receive certificates representing its ownership interest in such shares.

         (b) If the Applicable Dividend Rate applicable to all shares of RP shall be the Non-Payment Period Rate or there is no Securities Depository, the Trust may at its option issue one or more new certificates with respect to such shares (without the legend referred to in paragraph 10(a) of this Part II) registered in the names of the Beneficial Owners or their nominees and

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rescind the stop-transfer instructions referred to in paragraph 10(a) of this Part II with respect to such shares.




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